Exhibit 99.1
EXPLANATORY NOTE
Endurance International Group Holdings, Inc. (“Endurance,” the “Company,” “we,” “us” or “our”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) to recast certain segment information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on February 14, 2020 (the “2019 10-K”).
The Company previously reported its financial results in three reportable segments: web presence, email marketing and domain. In conjunction with the process of simplifying the organization, the Company modified its internal reporting structure to reflect certain changes in its structure and leadership, and also changed the name of the email marketing segment to the "digital marketing" segment. This resulted in consolidation of its domain segment into the web presence segment. Starting with the quarter ended March 31, 2020, the Company reports its financial results in two segments - web presence (including the former domain segment) and digital marketing.
This Exhibit 99.1 updates the information in Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations (up to and not including the subsection entitled “Liquidity and Capital Resources”)), Part II, Item 8 (Financial Statements and Supplementary Data), and Part II, Item 9A ("Controls and Procedures") of the 2019 10-K as initially filed solely to reflect the subsequent changes in segment reporting discussed above, as well as to add Note 24 -- Subsequent Events in Part II, Item 8.
The recast items included in this Exhibit 99.1 do not otherwise reflect activities or events occurring after the Company filed the 2019 10-K and do not modify or update the disclosures therein in any way. Without limitation of the foregoing, the Form 8-K does not purport to update the Special Note Regarding Forward-Looking Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, or the Risk Factors sections of the 2019 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the 2019 10-K. Therefore, the Form 8-K should be read in conjunction with the 2019 10-K. For more updated information, please refer the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 and the Company’s subsequent current reports on Form 8-K and other filings with the SEC.

TABLE OF CONTENTS

Page
PART II.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (up to and not including the subsection entitled "Liquidity and Capital Resources")	2
Item 8. Financial Statements and Supplementary Data	23
Item 9A. Controls and Procedures	78

Part II

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in Item 8 below. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth in Part I, Item 1A, Risk Factors of our 2019 Annual Report on Form 10-K, our actual results may differ materially from those anticipated in these forward-looking statements. Please also refer to the Special Note Regarding Forward-Looking Statements in our 2019 Annual Report on Form 10-K.
Overview
We are a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses, or SMBs, succeed online. We serve approximately 4.8 million subscribers globally with a range of products and services that help SMBs get online, get found and grow their businesses. In addition to for-profit businesses, our subscribers include non-profit organizations, community groups, bloggers, and hobbyists. Although we provide our solutions through a number of brands, we are focusing our marketing, engineering and product development efforts on a small number of strategic assets, including our Constant Contact, Bluehost, HostGator, and Domain.com brands.
We previously reported our financial results in three reportable segments: web presence, email marketing, and domain. In conjunction with the process of simplifying our organization, we modified our internal reporting structure to reflect certain changes in our structure and leadership, and also changed the name of the email marketing segment to the "digital marketing" segment. This resulted in consolidation of our domain segment into our web presence segment. Beginning with the three months ended March 31, 2020, we report our financial results in two segments - web presence (including the former domain segment) and digital marketing, as follows:
Web Presence. Our web presence segment consists primarily of our web hosting brands, including Bluehost and HostGator, as well as our domain-focused brands such as Domain.com, ResellerClub and LogicBoxes. This segment includes web hosting, website security, website design tools and services, e-commerce products, domain names, and domain privacy. It also includes the sale of domain management services to resellers and end users, as well as premium domain names, and generates advertising revenue from domain name parking.
Digital Marketing. Our digital marketing segment consists of Constant Contact email marketing tools and related products. This segment also generates revenue from sales of our Constant Contact-branded website builder tool and our Ecomdash inventory management and marketplace listing solution, or Ecomdash, which we acquired in the third quarter of 2019. For most of 2019, the digital marketing segment also included the SinglePlatform digital storefront business, which we sold on December 5, 2019.
During 2018 and 2019, we focused on investing to improve the customer experience and expand product offerings in our strategic brands, including Constant Contact, Bluehost, HostGator and Domain.com, and on simplifying our business. Although our revenue, net income, operating cash flows and total subscriber base decreased in 2019 relative to 2018, we believe the second half of 2019 began to show positive results from our continuing investment and simplification efforts. Our fourth quarter 2019 revenue was flat as compared to third quarter 2019 revenue, and when third and fourth quarter 2019 revenue are both adjusted to exclude the revenue contribution of our SinglePlatform business, which we sold on December 5, 2019, fourth quarter revenue increased relative to third quarter revenue. SinglePlatform contributed $6.8 million and $4.8 million in revenue in the third and fourth quarters of 2019, respectively, and $28.4 million and $25.4 million in revenue in 2018 and 2019, respectively.
Changes in our revenue, net income (loss) and net cash provided by operating activities from 2018 to 2019 are summarized below:

	Year Ended December 31, 2018	Year Ended December 31, 2019
	(in thousands)
Revenue	$1,145,291	$1,113,278
Net income (loss)	$4,534	$(12,347)
Net cash provided by operating activities	$182,552	$161,973

•	Revenue decreased by 3% from 2018 due to revenue declines in the web presence segment. This decline was partially offset by an increase in digital marketing segment revenue.

•
We had a net loss in 2019 as compared to net income in 2018, due primarily to impairment charges, decreases in revenue, increases in income taxes and increases in stock-based compensation expense. This change was partially offset by a gain from the disposition of SinglePlatform, and decreases in amortization, depreciation and interest expenses.

•
Net cash provided by operating activities decreased by 11% from 2018. This decrease was primarily due to lower revenue and subscriber billings, timing of vendor payments, and higher income tax payments. These factors were partially offset by lower restructuring and interest payments in 2019. Our 2019 cash flows allowed us to make voluntary debt principal payments of $51.3 million in 2019, which were in addition to required debt principal payments of $31.6 million made during the year. In addition, our proceeds from the disposition of SinglePlatform triggered an additional mandatory repayment of $48.1 million.

With respect to total subscribers, we recorded net subscriber additions for the third quarter of 2019. Fourth quarter 2019 net subscriber additions would also have been positive but for the impact of the sale of SinglePlatform, which resulted in a decrease of approximately 23,000 subscribers. Our non-strategic brands continue to lose subscribers, but the rate of attrition slowed during 2019, and for the third and fourth quarters, net subscriber additions from our strategic brands (in the aggregate and excluding the impact of the SinglePlatform sale) outpaced losses in the non-strategic brands. Our non-strategic brands are principally web hosting brands, but also include our cloud backup brands and certain other products that we launched in late 2015 and early 2016, and that we have either discontinued or no longer actively market. Subscriber counts are decreasing in these brands, and we are managing them to optimize cash flow rather than to acquire new subscribers.
Our operating plan for 2020 continues to focus on delivering increased value to customers of our key strategic brands, and on further simplifying our operations. We expect to continue our investments in engineering and development in 2020 in order to further improve the customer experience and expand product offerings in our strategic brands. We also intend to invest more heavily in marketing efforts for our strategic brands as compared to 2018 and 2019. We expect that these investments will adversely impact our net income (loss), adjusted EBITDA, cash flows from operations and free cash flow during 2020.
Key Metrics
We use a number of metrics, including the following key metrics, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions:

•	total subscribers

•	average revenue per subscriber, or ARPS

•	adjusted EBITDA, and

•	free cash flow
Adjusted EBITDA and free cash flow are non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
The following table summarizes our key metrics (except for free cash flow, which is discussed in Liquidity and Capital Resources below) by segment for the periods presented:

	Year Ended December 31,
	2017	2018	2019
	(in thousands, except ARPS)
Consolidated metrics:
Total subscribers	5,051	4,802	4,766
Average subscribers	5,211	4,927	4,793
Average revenue per subscriber	$18.82	$19.37	$19.35
Adjusted EBITDA	$350,814	$338,058	$313,644

Web presence segment metrics:
Total subscribers	4,532	4,305	4,298
Average subscribers	4,680	4,419	4,301
Average revenue per subscriber	$13.81	$13.87	$13.61
Adjusted EBITDA	$164,945	$154,674	$139,089

Digital marketing segment metrics:
Total subscribers(1)	519	497	468
Average subscribers	531	508	492
Average revenue per subscriber	$62.92	$67.28	$69.58
Adjusted EBITDA	$185,869	$183,384	$174,555
(1) The total digital marketing subscriber count as of December 31, 2019 includes approximately 1,300 subscribers added as part of the September 2019 acquisition of Ecomdash and reflects a decrease of approximately 23,000 subscribers due to the December 2019 sale of our SinglePlatform business.
Total Subscribers
We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers.
Most of our web presence segment subscribers have hosting subscriptions, but web presence subscribers also include customers who do not have a hosting subscription but subscribe to other non-hosting services, such as email or office productivity software tools. These non-hosting subscribers generally have lower-priced subscriptions than hosting subscribers. Subscribers to our domain-focused offerings (which were previously included in our former domain segment) mostly consist of customers who have a domain name subscription as well as a subscription to another product, such as domain privacy, or a basic hosting, email or domain privacy service that is bundled with their domain name subscription. These subscribers also typically have lower-priced subscriptions than hosting subscribers.
Digital marketing segment subscribers mostly consist of subscribers to Constant Contact's email marketing service, but also include paying subscribers to our Constant Contact-branded website builder tool and our Ecomdash inventory management and marketplace listing solution, which we acquired in the quarter ended September 30, 2019. Until the sale of our SinglePlatform business on December 5, 2019, digital marketing subscribers also included SinglePlatform subscribers. Our digital marketing and total subscriber counts as of December 31, 2019 include approximately 1,300 subscribers added as part of the Ecomdash acquisition and reflect a decrease of approximately 23,000 subscribers due to the sale of SinglePlatform.

The table below shows the approximate sources of changes in our total subscriber count by segment during 2018 and 2019. Adjustments below are shown on a full year basis.

	Web Presence	Digital Marketing	Total
	(in thousands)
Total Subscribers - December 31, 2017	4,532	519	5,051
Acquisitions	—	—	—
Adjustments	(4)	—	(4)
Net subscriber decrease	(223)	(22)	(245)
Total Subscribers - December 31, 2018	4,305	497	4,802
Acquisitions	—	1	1
Dispositions	—	(23)	(23)
Adjustments	(2)	1	(1)
Net subscriber (decrease) increase	(5)	(8)	(13)
Total Subscribers - December 31, 2019	4,298	468	4,766
The decrease in total subscribers from 4.802 million at December 31, 2018 to 4.766 million at December 31, 2019 was driven by subscriber losses in our digital marketing segment (including a decrease of approximately 23,000 subscribers due to the SinglePlatform sale) and in our web presence segment. Subscriber losses in our web presence segment were due to subscriber attrition in our non-strategic brands, partially offset by subscriber additions in our domain-focused brands.
The decrease in total subscribers from 5.051 million at December 31, 2017 to 4.802 million at December 31, 2018 was driven primarily by subscriber losses in our web presence segment, a majority of which were due to subscriber attrition in our non-strategic brands, and, to a lesser extent, by subscriber losses in our digital marketing segment.
Average Revenue per Subscriber
We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. We believe ARPS is an indicator of our ability to optimize our mix of products, services and pricing and sell products and services to both new and existing subscribers.
The following table reflects the calculation of ARPS by segment:

	Year Ended December 31,
	2017	2018	2019
	(in thousands, except ARPS)
Consolidated revenue	$1,176,867	$1,145,291	$1,113,278
Consolidated total subscribers	5,051	4,802	4,766
Consolidated average subscribers for the period	5,211	4,927	4,793
Consolidated ARPS	$18.82	$19.37	$19.35

Web presence revenue	$775,617	$735,239	$702,606
Web presence subscribers	4,532	4,305	4,298
Web presence average subscribers	4,680	4,419	4,301
Web presence ARPS	$13.81	$13.87	$13.61

Digital marketing revenue	$401,250	$410,052	$410,672
Digital marketing subscribers(1)	519	497	468
Digital marketing average subscribers	531	508	492
Digital marketing ARPS	$62.92	$67.28	$69.58
(1) The total digital marketing subscriber count as of December 31, 2019 includes approximately 1,300 subscribers added as part of the September 2019 acquisition of Ecomdash and reflects a decrease of approximately 23,000 subscribers due to the December 2019 sale of our SinglePlatform business.

ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, because our calculation of ARPS includes all of our revenue, including revenue generated by non-subscribers, in the numerator. We have three principal sources of non-subscription-based revenue:

•	Revenue from domain-only customers. Our web presence segment earns revenue from domain-only customers. Approximately 1.0% of our fiscal year 2019 revenue was earned from domain-only customers.

•
Domain monetization revenue. This consists principally of revenue from our BuyDomains brand, which provides premium domain name products and services, and, to a lesser extent, revenue from advertisements placed on unused domains (often referred to as “parked” pages) owned by us or our customers. All of this revenue is associated with our web presence segment.

•	Revenue from marketing development funds. Marketing development funds are the amounts that certain of our partners pay us to assist in and incentivize our marketing of their products.
A portion of our revenue is generated from customers that resell our services. We refer to these customers as “resellers.” We consider these resellers (rather than the end user customers of these resellers) to be subscribers under our total subscribers definition, because we do not have a billing relationship with the end users and cannot determine the number of end users acquiring our services through a reseller. A majority of our reseller revenue is for the purchase of domains and is primarily related to our web presence segment. Reseller revenue earned by our web presence segment and our digital marketing segment was less than 10% and less than 1%, respectively, for all periods presented, and fluctuations in reseller revenue have not materially impacted ARPS for those segments.
ARPS may be impacted by changes in the amount of non-subscription-based revenue and reseller activity from period to period. These changes primarily affect our domain-focused offerings, which were previously included in our former domain segment.
Comparison of Year Ended December 31, 2018 and 2019: ARPS
For the years ended December 31, 2018 and 2019, consolidated ARPS decreased from $19.37 to $19.35, respectively. This decrease in ARPS was driven primarily by lower ARPS in our web presence segment. These decreases were partially offset by higher ARPS in our digital marketing segment.
Web presence ARPS decreased from 13.87 for the year ended December 31, 2018 to 13.61 for the year ended December 31, 2019, primarily due to the impact of more subscribers joining our platform at introductory pricing, which is typically lower than renewal pricing, as well as to a decrease in non-subscription revenue.
Digital marketing ARPS increased from $67.28 for the year ended December 31, 2018 to $69.58 for the year ended December 31, 2019, primarily due to additional purchases by existing subscribers and price increases.
Comparison of Year Ended December 31, 2017 and 2018: ARPS
For the years ended December 31, 2017 and 2018, consolidated ARPS increased from $18.82 to $19.37, respectively. This increase in ARPS was driven primarily by our digital marketing segment, and to a lesser extent, a focus on higher lifetime revenue subscribers in our web presence segment.
Web presence ARPS increased from 13.81 for the year ended December 31, 2017 to 13.87 for the year ended December 31, 2018, primarily due to a shift in our marketing programs away from targeting subscribers for our lower priced products, and towards targeting subscribers who have higher lifetime revenue potential. This shift in focus resulted in a loss of subscribers of lower priced products, resulting in an overall increase in ARPS. This increase in ARPS was partially offset by a decrease in non-subscription-based revenue.
Digital marketing ARPS increased from $62.92 for the year ended December 31, 2017 to $67.28 for the year ended December 31, 2018, primarily due to price increases and additional purchases by existing subscribers.
  Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, gain on sale of business, (gain) loss of unconsolidated entities, impairment of goodwill and other long-lived assets, SEC investigations reserve, and shareholder litigation reserve. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.
SEC investigations reserve refers to a reserve we recorded in the third quarter of 2017 in connection with the Securities and Exchange Commission investigations initiated against Endurance and Constant Contact in December 2015, which we settled in June 2018. Shareholder litigation reserve refers to a reserve we first recorded in the first quarter of 2018 in connection with shareholder class action lawsuits filed against each of Endurance and Constant Contact in 2015. As described in Note 18, Commitments and Contingencies, to the consolidated financial statements in Item 8 below, we settled the Endurance lawsuit during 2019, and we expect the final settlement hearing for the Constant Contact lawsuit to take place in 2020.
The following table reflects the reconciliation of adjusted EBITDA to net (loss) income calculated in accordance with GAAP for the periods presented.

	Year Ended December 31,
	2017	2018	2019
Consolidated	(in thousands)
Net (loss) income	$(99,784)	$4,534	$(12,347)
Interest expense, net(1)	156,406	148,391	143,454
Income tax (benefit) expense	(17,281)	(6,246)	17,879
Depreciation	55,185	48,207	44,951
Amortization of other intangible assets	140,354	103,148	85,183
Stock-based compensation	60,001	29,064	35,692
Restructuring expenses	15,810	3,368	1,992
Transaction expenses and charges	773	—	—
Gain on sale of business	—	—	(40,700)
(Gain) loss of unconsolidated entities(2)	(110)	267	—
Impairment of goodwill and other long-lived assets	31,460	—	37,540
SEC investigations reserve	8,000	—	—
Shareholder litigation reserve	—	7,325	—
Adjusted EBITDA	$350,814	$338,058	$313,644

	Year Ended December 31,
	2017	2018	2019
Web presence	(in thousands)
Net loss	$(89,169)	$(34,094)	$(79,759)
Interest expense, net(1)	69,492	80,074	70,628
Income tax (benefit) expense	(22,433)	(6,361)	11,279
Depreciation	41,273	36,710	35,924
Amortization of other intangible assets	65,887	50,048	39,307
Stock-based compensation	53,067	19,426	23,385
Restructuring expenses	10,229	2,779	785
Transaction expenses and charges	—	—	—
Gain on sale of business	—	—	—
(Gain) loss of unconsolidated entities(2)	(110)	267	—
Impairment of goodwill and other long-lived assets	31,460	—	37,540
SEC investigations reserve	5,249	—	—
Shareholder litigation reserve	—	5,825	—
Adjusted EBITDA	$164,945	$154,674	$139,089

	Year Ended December 31,
	2017	2018	2019
Digital marketing	(in thousands)
Net (loss) income	$(10,615)	$38,628	$67,412
Interest expense, net(1)	86,914	68,317	72,826
Income tax expense	5,152	115	6,600
Depreciation	13,912	11,497	9,027
Amortization of other intangible assets	74,467	53,100	45,876
Stock-based compensation	6,934	9,638	12,307
Restructuring expenses	5,581	589	1,207
Transaction expenses and charges	773	—	—
Gain on sale of business	—	—	(40,700)
(Gain) loss of unconsolidated entities(2)	—	—	—
Impairment of goodwill and other long-lived assets	—	—	—
SEC investigations reserve	2,751	—	—
Shareholder litigation reserve	—	1,500	—
Adjusted EBITDA	$185,869	$183,384	$174,555

(1)
Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income. For the years ended December 31, 2017 and 2018, it also includes $6.5 million and $1.2 million, respectively, of deferred financing costs and original issuance discounts (OID) immediately expensed upon the refinancing of our term loan in 2017 and 2018.

(2)
For all years presented, (gain) loss of unconsolidated entities is reported on a net basis, which includes our proportionate share of net (income) losses from unconsolidated entities, any (gain) loss recorded when we acquired our controlling interest in these entities and any impairments related to these entities.

Comparison of the Years Ended December 31, 2018 and 2019: Net (Loss) Income and Adjusted EBITDA
Net income (loss) on a consolidated basis decreased from net income of $4.5 million for the year ended December 31, 2018 to a net loss of $12.3 million for the year ended December 31, 2019. This change was primarily due to higher net losses in our web presence segment, partially offset by higher net income in our digital marketing segment. These changes in segment net income (loss) were significantly impacted by impairment charges and by the gain from the disposition of our SinglePlatform business, as well as by changes in revenue, income taxes, amortization, stock-based compensation and depreciation expenses, as discussed below.
Net loss for our web presence segment increased from $34.1 million for the year ended December 31, 2018 to $79.8 million for the year ended December 31, 2019. The increase in net loss was primarily related to higher impairment charges of $37.5 million relating to goodwill for two of our non-strategic reporting units and other long-lived intangible assets, lower revenue of $32.6 million, higher income tax expense allocated to this segment of $17.6 million, higher costs impacting engineering and development of $11.5 million, and higher stock-based compensation of $4.0 million. These increases in net loss were partially offset by lower costs impacting cost of revenue of $16.5 million, lower costs impacting sales and marketing of $11.9 million, lower amortization expense of $10.7 million, lower interest expense allocated to this segment of $9.5 million, the impact of the shareholder litigation reserve of $5.8 million allocated to this segment during the year ended December 31, 2018, lower restructuring expense of $2.0 million, lower depreciation expense of $0.8 million, and lower costs impacting general and administrative expense of $0.2 million (net of a $2.6 million insurance reimbursement of legal fees).
Net income for our digital marketing segment increased from $38.6 million for the year ended December 31, 2018 to $67.4 million for the year ended December 31, 2019. This improvement was primarily related to gain from the disposition of SinglePlatform of $40.7 million, reduced amortization expense of $7.2 million, reduced depreciation expense of $2.5 million, the impact of the shareholder litigation reserve of $1.5 million recorded during the year ended December 31, 2018, reduced costs impacting general and administrative expense of $1.5 million (net of a $1.6 million insurance reimbursement of legal fees), and higher revenue of $0.6 million. These factors were partially offset by an increase in income tax expense allocated to this segment of $6.5 million, higher interest expense allocated to this segment of $4.5 million, higher costs impacting engineering and development of $6.5 million, higher costs impacting sales and marketing of $3.3 million, higher stock-based compensation expense of $2.7 million, higher costs impacting cost of revenue of $1.1 million, and higher restructuring costs of $0.6 million.
Adjusted EBITDA on a consolidated basis decreased from $338.1 million for the year ended December 31, 2018 to $313.6 million for the year ended December 31, 2019. This decrease was attributable to both our web presence and digital marketing segments, as described below. We also expect a decrease in adjusted EBITDA from fiscal year 2019 to fiscal year 2020, as we continue to invest in engineering and development and sales and marketing.
Adjusted EBITDA for our web presence segment decreased from $154.7 million for the year ended December 31, 2018 to $139.1 million for the year ended December 31, 2019. This decrease was primarily due to a $32.6 million decline in revenue and increased engineering and development expense of $11.5 million, primarily due to higher labor costs. This decrease in adjusted EBITDA was partially offset by lower cost of revenue of $16.5 million, primarily due to lower support costs, data center costs and domain registration costs; and lower sales and marketing costs of $11.9 million, which primarily consisted of reduced expenditures on non-strategic brands.
Adjusted EBITDA for our digital marketing segment decreased from $183.4 million for the year ended December 31, 2018 to $174.6 million for the year ended December 31, 2019. This decrease was primarily attributable to increased engineering and development costs of $6.5 million, primarily due to increased labor costs; higher sales and marketing costs of $3.3 million, primarily due to higher labor costs; and higher costs impacting cost of revenue of $1.1 million, primarily due to higher support costs. These factors were partially offset by $0.6 million of revenue growth and lower general and administrative expense of $1.5 million.
Comparison of the Years Ended December 31, 2017 and 2018: Net Income (Loss) and Adjusted EBITDA
Net income (loss) on a consolidated basis improved from a net loss of $99.8 million for the year ended December 31, 2017 to net income of $4.5 million for the year ended December 31, 2018. This change was primarily due to improved net income (loss) from our web presence and digital marketing segments of $55.1 million and $49.2 million, respectively. These improvements in segment net loss were significantly impacted by changes in stock-based compensation, amortization expense, impairment charges, restructuring charges and cost of revenue, among other factors, as described more fully below.
Net loss for our web presence segment decreased from $89.2 million for the year ended December 31, 2017 to $34.1 million for the year ended December 31, 2018. The decrease in net loss was primarily related to lower stock-based compensation of $33.6 million, a reduction of $31.5 million in impairment charges related to both goodwill and long-lived intangible assets which was incurred in the year ended December 31, 2017 and did not reoccur in the year ended December 31, 2018, lower amortization expense of $15.8 million, lower costs impacting cost of revenue of $15.9 million, lower operating expenses of $14.3 million, lower restructuring charges of $7.5 million, and lower depreciation expense of $4.6 million. These factors were partially offset by a $40.4 million decrease in revenue, a $16.1 million decrease in income tax benefit, and higher interest expense of $10.6 million.
Net income (loss) for our digital marketing segment improved from a net loss of $10.6 million for the year ended December 31, 2017 to net income of $38.6 million for the year ended December 31, 2018. This improvement was primarily related to reduced amortization expense of $21.4 million, reduced interest expense allocated to our digital marketing segment of $18.6 million, increased revenue of $8.8 million, and other cost reductions, consisting mainly of lower restructuring costs and lower income tax expense totaling $14.1 million. These increases in net income were partially offset by increased engineering and development expense.
Adjusted EBITDA on a consolidated basis decreased from $350.8 million for the year ended December 31, 2017 to $338.1 million for the year ended December 31, 2018. This decrease is attributable to both our web presence and digital marketing segments, as described below.
Adjusted EBITDA for our web presence segment decreased from $164.9 million for the year ended December 31, 2017 to $154.7 million for the year ended December 31, 2018. This decrease was primarily due to a $40.4 million decline in revenue and to increased engineering and development expense of $5.0 million. This decrease was partially offset by lower cost of revenue of $15.9 million, primarily due to lower support costs, data center costs and domain registration costs; and lower general and administrative expense of $10.8 million, primarily due to lower labor costs; and an $8.4 million decrease in sales and marketing expense, which primarily consisted of reduced expenditures on non-strategic brands.
Adjusted EBITDA for our digital marketing segment decreased from $185.9 million for the year ended December 31, 2017 to $183.4 million for the year ended December 31, 2018. This decrease was primarily attributable to increased engineering and development costs of $9.7 million, primarily due to increased labor costs, and higher sales and marketing costs of $3.9 million, primarily due to higher marketing program spend. This decrease was partially offset by $8.8 million of revenue growth (which includes the impact of price increases); lower general and administrative expense of $1.6 million; and lower cost of revenue of $0.8 million, primarily due to lower data center costs.
Free Cash Flow
For a discussion of free cash flow, see "Liquidity and Capital Resources."

Components of Operating Results
Revenue
We generate revenue primarily from selling subscriptions for our cloud-based products and services. The subscriptions we offer are similar across all of our brands and are provided under contracts pursuant to which we have ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance at the time of initiating the subscription for the entire subscription period. Typically, we also have arrangements in place to automatically renew a subscription at the end of the subscription period. Due to factors such as discounted introductory pricing, our renewal fees may be higher than our initial subscription. A majority of our web presence segment subscriptions have terms of 24 months or less, while our digital marketing segment sells subscriptions that are mostly one-month terms. We also earn revenue from the sale of domain name registrations, premium domains and non-term based products and services, such as certain online security products and professional technical services as well as through referral fees and commissions.
Cost of Revenue
Cost of revenue includes costs of operating our customer support organization, fees we pay to register domain names for our customers, costs of operating our data center infrastructure, such as technical personnel costs associated with monitoring and maintaining our network operations, fees we pay to third-party product and service providers, and merchant fees we pay as part of our billing processes. We also allocate to cost of revenue the depreciation and amortization related to these activities and the intangible assets we have acquired, as well as a portion of our overhead costs attributable to our employees engaged in customer support activities. In addition, cost of revenue includes stock-based compensation expense for employees engaged in support and network operations. Excluding potential impacts of future changes in operations, we generally expect cost of revenue to decrease on an absolute dollar basis due to an anticipated decrease in amortization expense on our existing intangible assets.
Gross Profit
Gross profit is the difference between revenue and cost of revenue. Gross profit has fluctuated from period to period in large part as a result of revenue and cost of revenue adjustments from purchase accounting impacts related to acquisitions, as well as revenue and cost of revenue impacts related to developments in our business. With respect to revenue, the application of purchase accounting requires us to record purchase accounting adjustments for acquired deferred revenue, which reduces the revenue recorded from acquisitions for a period of time after the acquisition. The impact generally normalizes within a year following the acquisition. With respect to cost of revenue, the application of purchase accounting requires us to defer domain registration costs, which reduces cost of revenue, and record long-lived assets at fair value, which increases cost of revenue through an increase in amortization expense over the estimated useful life of the long-lived assets. For a new customer that we bring on to our platform, we typically recognize revenue over the term of the subscription, even though we collect the subscription fee at the initial billing. As a result, our gross profit may be affected by the prices we charge for our subscriptions, as well as by the number of new subscribers and the terms of their subscriptions. We expect our gross profit to increase in absolute dollars in future periods, and that our gross profit margin will also increase as amortization expense related to our intangible assets declines.
Operating Expense
We classify our operating expense into three categories: sales and marketing, engineering and development, and general and administrative. In 2016, we started breaking out transaction expense due to the significance of the costs incurred to acquire Constant Contact. In 2017, we started breaking out impairment of goodwill due to the significance of the charge incurred in our web presence segment. In 2019, we started breaking out gain on sale of business due to the significance of the gain associated with the disposition of our SinglePlatform business.
Sales and Marketing
Sales and marketing expense primarily consists of costs associated with bounty payments to our network of online partners, search engine marketing, or SEM, and search engine optimization, or SEO, general awareness and brand building activities, as well as the cost of employees engaged in sales and marketing activities. Sales and marketing expense also includes costs associated with sales of products as well as stock-based compensation expense for employees engaged in sales and marketing activities. Sales and marketing expense as a percentage of revenue may increase or decrease in a given period, depending on the cost of attracting new customers to our solutions, changes in how we invest in different customer acquisition channels, changes in how we approach SEM and SEO and the extent of general awareness and brand building activities we may undertake, as well as the efficiency of our sales and support personnel and our ability to sell more products and services to our subscribers and drive favorable returns on invested marketing dollars.
Engineering and Development

Engineering and development expense includes the cost of employees engaged in enhancing our technology platform and our systems, developing and expanding product and service offerings, and integrating technology capabilities from our acquisitions. Engineering and development expense includes stock-based compensation expense for employees engaged in engineering and development activities. Our engineering and development expense does not include costs of leasing and operating our data center infrastructure, such as technical personnel costs associated with monitoring and maintaining our network operations and fees we pay to third-party product and service providers, which are included in cost of revenue.
General and Administrative
General and administrative expense includes the cost of employees engaged in corporate functions, such as finance and accounting, information technology, human resources, legal and executive management. General and administrative expense also includes insurance premiums, professional service fees, and cost incurred related to regulatory and litigation matters. General and administrative expense includes stock-based compensation expense for employees engaged in general and administrative activities.
Other Income (Expense)
Other income (expense) consists primarily of costs related to, and interest paid on, our indebtedness. We include in our calculation of interest expense the cash cost of interest payments and loan financing fees, the amortization of deferred financing costs and original issue discounts and the amortization of the net present value adjustment which we may apply to some deferred consideration payments related to our acquisitions in our calculation of interest expense. Interest income consists primarily of interest income earned on our cash and cash equivalents balances.
Income Tax Expense (Benefit)
We estimate our income taxes in accordance with the asset and liability method. Under this method we determine deferred tax assets and liabilities based on differences between the financial reporting and tax bases of our assets and liabilities. We measure deferred tax assets and liabilities using the enacted tax rates and laws that will be in effect when we expect the differences to reverse. We reduce our deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that we will not realize some portion or all of the deferred tax assets. We consider relevant evidence, both positive and negative, to determine the need for a valuation allowance. Information evaluated includes our financial position and results of operations for the current and preceding years, the availability of deferred tax liabilities and an evaluation of currently available information about future years.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reported periods. We base our estimates, judgments and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from the estimates, judgments and assumptions made by our management. To the extent that there are differences between our estimates, judgments and assumptions and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows may be affected.
See Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements included in Item 8 below for a discussion of recently issued accounting pronouncements.
We believe that the following significant accounting policies, which are more fully described in the notes to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K, involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. We believe that our critical accounting policies and estimates are the assumptions and estimates associated with the following:

•	revenue recognition

•	goodwill

•	long-lived assets

•	business combinations

•	derivative instruments

•	depreciation and amortization

•	income taxes

•	stock-based compensation arrangements

•	segment information
Revenue Recognition
We generate revenue primarily from selling subscriptions to our cloud-based products and services. The subscriptions we offer are similar across all of our brands and are provided under contracts pursuant to which we have ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance. We recognize the associated revenue ratably over the service period, whether the associated revenue is derived from a direct subscriber or through a reseller. Deferred revenue represents the liability to subscribers for advance billings for services not yet provided and the fair value of the assumed liability outstanding for subscriber relationships purchased in an acquisition.
We sell domain name registrations that provide a subscriber with the exclusive use of a domain name. These domains are obtained either by one of our registrars on the subscriber’s behalf, or by us from third-party registrars on the subscriber’s behalf. Domain registration fees are non-refundable.
Revenue from the sale of a domain name registration by one of our registrars is recognized ratably over the subscriber’s service period as we have the obligation to provide support over the domain term. Revenue from the sale of a domain name registration purchased by us from a third-party registrar is recognized when the subscriber is billed on a gross basis as we have no remaining obligations once the sale to the subscriber occurs, and we have full discretion on the sales price and bear all credit risk.
Revenue from the sale of premium domains is recognized when persuasive evidence of an arrangement to sell such domains exists and delivery of an authorization key to access the domain name has occurred. Premium domain names are paid for in advance prior to the delivery of the domain name.
We also earn revenue from the sale of non-term based products and services, such as online security products and professional technical services, referral fees and commissions. We recognize such revenue when the product is purchased, the service is provided or the referral fee or commission is earned.
Contracts with Multiple Performance Obligations
A considerable amount of our revenue is generated from transactions that are contracts with customers that may include hosting plans, domain name registrations, and other cloud-based products and services. In these cases, we determine whether the products and services are distinct performance obligations that should be accounted for separately versus together. We allocate revenue to each performance obligation based on its relative standalone selling price, generally based on the price charged to customers. Hosting services, domain name registrations, and other cloud-based products and services have distinct performance obligations and are often sold separately. If the promise is not distinct and there is not a performance obligation, then the total transaction amount is allocated to the identified performance obligation based on a relative selling price hierarchy. When multiple performance obligations are included in a contract, the total transaction amount for the contract is allocated to the performance obligations based on a relative selling price hierarchy. We determine the relative selling price for a performance obligation based on a standalone selling price, or SSP. We determine SSP by considering our observed standalone selling prices, competitive prices in the marketplace and management judgment; these standalone selling prices may vary depending upon the particular facts and circumstances related to each performance obligation. We analyze the standalone selling prices used in our allocation of transaction amount, at a minimum, on a quarterly basis.
We maintain a reserve for refunds and chargebacks related to revenue that has been recognized and is expected to be refunded. We had a refund and chargeback reserve of $0.4 million and $0.3 million as of December 31, 2018 and 2019, respectively. The portion of deferred revenue that is expected to be refunded at December 31, 2018 and 2019 was $2.2 million and $1.9 million, respectively. Based on refund history, approximately 84% of all refunds happen in the same fiscal month that the customer contract starts or renews, and approximately 95% of all refunds happen within 45 days of the contract start or renewal date.
Goodwill
Goodwill relates to amounts that arose in connection with various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.
In accordance with ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, or ASU 2011-08, we are required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. A reporting unit is either the equivalent of, or one level below, an operating segment. We early adopted the provisions in ASU 2017-04, which eliminates the second step of the goodwill impairment test. As a result, our goodwill impairment tests include only one step, which is a comparison of the carrying value of each reporting unit to its fair value, and any excess carrying value, up to the amount of goodwill allocated to that reporting unit is impaired.
The carrying value of each reporting unit is based on the assignment of the appropriate assets and liabilities to each reporting unit. Assets and liabilities were assigned to each reporting unit if the assets or liabilities are employed in the operations of the reporting unit and the asset and liability is considered in the determination of the reporting unit fair value. Certain assets and liabilities are shared by multiple reporting units, and were allocated to each reporting unit based on the relative size of a reporting unit, primarily based on revenue.
Our goodwill impairment test as of October 31, 2017 resulted in a $12.1 million impairment of goodwill to our domain monetization reporting unit within the web presence segment. The impairment was a direct result of a more rapid decline in domain parking revenue than originally expected, and to a lesser extent, reduced sales of premium domain names. Goodwill for this reporting unit was completely impaired. Goodwill allocated to the other six reporting units to which goodwill has been allocated was not impaired.
As of the test date of October 31, 2018, the fair value for all reporting units was higher than their respective carrying values, and no impairment was recorded. No triggering events were identified between the October 31, 2018 test and December 31, 2018.
For the annual impairment test as of October 31, 2019, we had a total of seven reporting units to which goodwill has been allocated. Additionally, we have three smaller reporting units to which no goodwill has been allocated, as they had been determined to have no material fair value, and one reporting unit which has no remaining goodwill allocated to it.
We determine the fair value of each reporting unit by utilizing the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk adjusted rate. We derive our discount rates by using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted-average cost of capital. We use discount rates that are commensurate with the risks and uncertainty inherent in our business and in our internally developed forecasts. For fiscal years 2017 and 2018, we used a discount rate of 10.0% for all but one of our reporting units. For fiscal year 2019, we used a discount rate of 10.5% for all but three of our reporting units. For two of our reporting units, which are experiencing declining cash flows, we used a discount rate of 13.0% and 13.5%, respectively, to adjust for the risk in the projected cash flows. For the remaining reporting unit, which had just been acquired in September 2019, we used a discount rate of 15.5%, to adjust for the risk in the projected cash flows. We also performed sensitivity analysis on our discount rates. We use internal forecasts to estimate future after-tax cash flows, which include an estimate of long-term future growth rates based on our view of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts.
For the market approach, we use a valuation technique in which values are derived based on valuation multiples from comparable public companies, and a valuation multiple from sales of comparable companies.
For the fiscal 2017 goodwill impairment analysis, we compared the fair value from the income approach to the market approach based on multiples of comparable public companies and noted no material variances in the valuation techniques.
For the fiscal 2018 goodwill impairment analysis, we compared the fair value from the income approach to two market approaches, which included a valuation multiple of comparable public companies and a valuation multiple from sales of comparable companies. For three of our reporting units, which represented approximately 95% of our goodwill at the time of the 2018 goodwill impairment analysis, the fair value derived from the income approach was consistent with the fair value derived from the two market approaches. We established the fair value for these reporting units based on the average fair value from all three valuation approaches.
For the fiscal 2018 goodwill impairment analysis, for two of our reporting units, which represented approximately 3% of our goodwill, we based their fair value entirely upon the income approach, as these two reporting units were experiencing declining cash flows and were expected to continue to experience declines over time. The fair values from the income approach for these two reporting units were materially below the fair values derived from both market approaches. The goodwill allocated to these two reporting units was approximately $64.2 million as of December 31, 2018. For one of our reporting units, which represented approximately 2% of our goodwill, the fair values derived from the market approaches were much lower than the income approach using a discount rate of 10%. We determined that more risk was present in the projected future cash flows of this reporting unit as compared to our other reporting units and determined that a discount rate of 17% was appropriate. The fair value of this reporting unit under the income approach at a discount rate of 17% was consistent with the fair values determined under the two market approaches. We established fair value for this reporting unit based on the average fair value from all three valuation approaches.
For the fiscal 2019 goodwill impairment analysis, we compared the fair value from the income approach to two market approaches, which included a valuation multiple of comparable public companies and a valuation multiple from sales of comparable companies. For three of the reporting units, which represent approximately 97% of our goodwill as of December 31, 2019, we established the fair value based on the average fair value from all three valuation approaches. For two of the remaining reporting units, which represent approximately 3% of our goodwill as of December 31, 2019, we established fair value based on the income approach only, because these reporting units are experiencing declining cash flows. We calculated and recognized a partial impairment of $10.0 million for one of these reporting units and a full impairment of $2.3 million for the second of these reporting units. For the other two reporting units for which the income approach was used, we had just acquired one reporting unit in the three months ended September 30, 2019, and we were in the process of disposing of the other reporting unit through a sale in December 2019.
Goodwill as of December 31, 2019 was $1,835.3 million. The carrying value of goodwill that was allocated to the web presence and digital marketing segments was $1,231.9 million and $603.4 million, respectively. The fair value of all but three of the reporting units with goodwill at December 31, 2019 exceeds each reporting unit's carrying value by at least 20%.
Of the other three reporting units with less than 20% excess of fair value over carrying value, one reporting unit is forecast to experience continuing negative growth in both revenue and cash flows. Given this fact pattern, we relied upon the income approach in order to quantify the impact of persistent negative growth expectations and to develop a fair value for this reporting unit. The goodwill allocated to this reporting unit as of December 31, 2019 was $52.0 million. We expect that cash flows will continue to decline, which could result in goodwill impairment charges for this reporting unit at some point in the future.
The second reporting unit with less than a 20% excess of fair value over carrying value was acquired in September 2019. Based on the short duration between the acquisition date and the testing date, and lacking indications of specific events that either positively or negatively impacted the carrying value, fair value on this reporting unit approximated the allocated goodwill. Goodwill for this reporting unit as of December 31, 2019 was approximately $7.0 million.
The third reporting unit represents a combination of different hosting brands, which we will continue to monitor in the future. Though near term cash flows are projected to decline, growth in the cash flows is expected to return after further investments in engineering and development and sales and marketing are made. This reporting unit's fair value was established using three valuation methods, equally weighted. As the reporting unit passed the goodwill impairment test with equal weight given to the three approaches, we did not adjust the weight given to the three valuation approaches. As of December 31, 2019, the fair value of this reporting unit, as estimated based upon the Company's future projections, exceeded its carrying value by less than 4%. In the event our investments in engineering and development and sales and marketing do not generate the anticipated improvement in future operating performance, then future impairments may be recognized for this reporting unit. Goodwill for this reporting unit as of December 31, 2019 was approximately $1.2 billion.
Long-Lived Assets
Our long-lived assets consist primarily of intangible assets, including acquired subscriber relationships, trade names, intellectual property, developed technology, and domain names available for sale. We also have long-lived tangible assets, primarily consisting of property and equipment. The majority of our intangible assets have been recorded in connection with our acquisitions, including the acquisition of a controlling interest in our company by investment funds and entities affiliated with Warburg Pincus and Goldman, Sachs & Co. We record intangible assets at fair value at the time of their acquisition. We amortize intangible assets over their estimated useful lives.
Our determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flow to be derived from the intangible asset. We amortize intangible assets with finite lives in accordance with their estimated projected cash flows.
We evaluate long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, then we determine the fair value of the assets and compare it to the carrying value. If the fair value is less than the carrying value, then we reduce the carrying value to the estimated fair value and record an impairment loss in the period it is identified.
Indefinite life intangibles include domain names that are available for sale which are recorded at cost to acquire. These assets are not being amortized and are being tested for impairment annually and whenever events or changes in circumstance indicate that their carrying value may not be recoverable. When a domain name is sold, we record the cost of the domain in cost of revenue.
During the year ended December 31, 2017, we recognized an impairment charge of $13.8 million relating to certain domain name intangible assets acquired in 2014, as the intangible assets were producing diminished cash flows. In addition, we recognized an impairment charge of $4.9 million primarily relating to developed technology and customer relationships associated with our acquisition of the Directi web presence business in 2014. This impairment also resulted from diminished cash flows associated with these intangible assets.

We did not recognize any impairments of long-lived intangible and tangible assets in the year ended December 31, 2018.
During the year ended December 31, 2019, we recognized impairment charges totaling $25.2 million relating primarily to premium domain name intangible assets acquired in 2014, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss). The impairment resulted from recent market conditions that have adversely impacted cash flows from these assets, and these market conditions are expected to continue.
Derivative Instruments
Accounting Standards Codification 815, or ASC 815, Derivatives and Hedging, provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain our objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As required by ASC 815, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.
In accordance with the FASB’s fair value measurement guidance in Accounting Standards Update No. 2011-04, or ASU 2011-04, Fair Value Measurement (Topic 820), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.
Business Combinations
We account for business acquisitions using the purchase method of accounting, in accordance with which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.
Significant judgments are used in determining fair values of assets acquired and liabilities assumed, as well as intangibles and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows, royalty cost savings and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as our current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within our operating results.
Changes in the fair value of a contingent consideration resulting from a change in the underlying inputs are recognized in results of operations until the arrangement is settled.
Depreciation and Amortization
We purchase or build the servers we place in our data centers, one of which we own and the remainder of which we occupy pursuant to various lease or co-location arrangements. We also purchase the computer equipment that is used by our support and sales teams and employees in our offices. We capitalize the build-out of our facilities as leasehold improvements. Cost of revenue includes depreciation on data center equipment and support infrastructure. We include depreciation in general and administrative expense, which includes depreciation on office equipment and leasehold improvements.
Amortization expense consists of expense related to the amortization of intangible long-lived assets. In connection with our acquisitions, we allocate fair value to acquired long-lived intangible assets, which include subscriber relationships, trade names and developed technology. We use estimates and valuation techniques to determine the estimated useful lives of our intangible assets and amortize them to cost of revenue.
Income Taxes
We provide for income taxes in accordance with Accounting Standards Codification 740, or ASC 740, Accounting for Income Taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. We measure deferred tax assets and liabilities using enacted tax rates that we expect to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We recognize the effect of changes in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.
ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. We measure recognized income tax positions at the largest amount that is more likely than not to be realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We had unrecognized tax benefits for uncertain tax positions of $4.4 million and $4.7 million as of December 31, 2018 and 2019, respectively.
We record interest related to unrecognized tax benefits in interest expense and penalties in operating expense. We recognized $0.1 million, $0.4 million, and $0.5 million of interest and penalties related to unrecognized tax benefits during the years ended December 31, 2017, 2018 and 2019, respectively.
We describe our accounting treatment of taxes more fully in Note 16, Income Taxes, to the consolidated financial statements included in Item 8 below.
Stock-Based Compensation Arrangements
Accounting Standards Codification 718, or ASC 718, Compensation—Stock Compensation, requires employee stock-based payments to be accounted for under the fair value method. Under this method, we are required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods. We use the straight-line amortization method for recognizing stock-based compensation expense. In addition, for stock-based awards where vesting is dependent upon achieving certain performance goals, we estimate the likelihood of achieving the performance goals against established performance targets.
We estimate the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards granted by us we estimate the fair value of each restricted stock award based on the closing trading price of our common stock as reported on the Nasdaq Global Select Market on the date of grant. There was no public market for our common stock prior to October 25, 2013, the date our common stock began trading on the Nasdaq Global Select Market, and as a result, the trading history of our common stock was limited through December 31, 2019. Therefore, we determined the volatility for options granted by us based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted by us has been determined using a blended average of the historical volatility measures of this peer group of companies and of the historical volatility measures of our stock. The expected life assumption is based on the “simplified method” for estimating expected term as we do not have sufficient historical option exercises to support a reasonable estimate of the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. We use an expected dividend rate of zero as we currently have no history or expectation of paying dividends on our common stock.
Segment Information
We previously reported our financial results in three reportable segments: web presence, email marketing, and domain. In conjunction with the process of simplifying our organization, we modified our internal reporting structure to reflect certain changes in our structure and leadership, and also changed the name of the email marketing segment to the "digital marketing" segment. This resulted in consolidation of our domain segment into our web presence segment. Beginning with the three months ended March 31, 2020, we report our financial results in two segments - web presence (including the former domain segment) and digital marketing, as follows:
Web Presence. Our web presence segment consists primarily of our web hosting brands, including Bluehost and HostGator, as well as our domain-focused brands such as Domain.com, ResellerClub and LogicBoxes. This segment includes web hosting, website security, website design tools and services, e-commerce products, domain names, and domain privacy. It also includes the sale of domain management services to resellers and end users, as well as premium domain names, and generates advertising revenue from domain name parking.

Digital Marketing. Our digital marketing segment consists of Constant Contact email marketing tools and related products. This segment also generates revenue from sales of our Constant Contact-branded website builder tool and our Ecomdash inventory management and marketplace listing solution, or Ecomdash, which we acquired in the third quarter of 2019. For most of 2019, the digital marketing segment also included the SinglePlatform digital storefront business, which we sold on December 5, 2019.
Our segments share certain resources, primarily related to sales and marketing, engineering and development, and general and administrative functions. We allocate these costs to each respective segment based on a consistently applied methodology.
Results of Operations
The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,
	2017	2018	2019
	(in thousands)
Revenue	$1,176,867	$1,145,291	$1,113,278
Cost of revenue(1)	603,930	520,737	510,296
Gross profit	572,937	624,554	602,982
Operating expense:
Sales and marketing	277,460	265,424	258,019
Engineering and development	78,772	87,980	106,377
General and administrative	163,972	124,204	117,967
Gain on sale of business	—	—	(40,700)
Transaction expenses	773	—	—
Impairment of goodwill	12,129	—	12,333
Total operating expense	533,106	477,608	453,996
Income from operations	39,831	146,946	148,986
Other income (expense)	(157,006)	(148,391)	(143,454)
(Loss) income before income taxes and equity earnings of unconsolidated entities	(117,175)	(1,445)	5,532
Income tax (benefit) expense	(17,281)	(6,246)	17,879
(Loss) income before equity earnings of unconsolidated entities	(99,894)	4,801	(12,347)
Equity (income) loss of unconsolidated entities, net of tax	(110)	267	—
Net (loss) income	$(99,784)	$4,534	$(12,347)
Net loss attributable to non-controlling interest	7,524	—	—
Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(107,308)	$4,534	$(12,347)
(1) Includes impairment of intangible assets of $18.7 million for the year ended December 31, 2017 and $25.2 million for the year ended December 31, 2019.
Comparison of the Years Ended December 31, 2018 and 2019
Revenue

	Year Ended December 31,		Change
	2018	2019	Amount	%
	(dollars in thousands)
Revenue	$1,145,291	$1,113,278	$(32,013)	(3)%
Revenue decreased by $32.0 million, or 3%, from $1,145.3 million for the year ended December 31, 2018 to $1,113.3 million for the year ended December 31, 2019. This decrease was attributable to a $32.6 million decrease in revenue from our web presence segment, partially offset by increased revenue of $0.6 million from our digital marketing segment.
Our revenue is generated primarily from products and services delivered on a subscription basis, which include web hosting, domains, website builders, search engine marketing, email marketing and other similar services. We also generate non-subscription-based revenue through domain monetization and marketing development funds. Non-subscription revenue decreased from $35.1 million, or 3% of revenue for the year ended December 31, 2018 to $31.5 million, or 3% of total revenue for the year ended December 31, 2019. Substantially all of our non-subscription revenue is included in our web presence segment.
Our web presence segment revenue decreased by $32.6 million, or 4%, from $735.2 million for the year ended December 31, 2018 to $702.6 million for the year ended December 31, 2019. This decrease was primarily attributable to a decline in revenue from non-strategic brands, as well as a reduction in non-subscription-based revenues.
Our digital marketing segment revenue increased by $0.6 million, or 0%, from $410.1 million for the year ended December 31, 2018 to $410.7 million for the year ended December 31, 2019. This increase was mostly attributable to growth in services delivered to existing customers, and to a lesser extent, to price increases.
Gross Profit

	Year Ended December 31,
	2018		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(dollars in thousands)
Gross profit	$624,554	55%	$602,982	54%	$(21,572)	(3)%
Gross profit decreased by $21.6 million, or 3%, from $624.6 million for the year ended December 31, 2018 to $603.0 million for the year ended December 31, 2019. This decrease was primarily due to a $28.6 million decrease in the gross profit contribution from our web presence segment, which recorded impairments during fiscal year 2019. This was partially offset by a $7.0 million increase in the gross profit contribution from our digital marketing segment. Our gross profit as a percentage of revenue decreased by 1 percentage point from 55% for the year ended December 31, 2018 to 54% for the year ended December 31, 2019.
Our web presence segment gross profit decreased by $28.6 million, or 9%, from $336.5 million for the year ended December 31, 2018 to $307.9 million for the year ended December 31, 2019. The decrease was primarily due to the reduction in revenue of $32.6 million discussed above, which was partially offset by lower cost of revenue, primarily due to lower amortization expense of $10.7 million, lower data center and third party costs of $7.2 million, lower domain registration costs of $6.8 million, and lower labor related costs of $2.3 million. Our web presence segment gross profit as a percentage of revenue was 44% for the year ended December 31, 2019 as compared to 46% in the prior year.
Our digital marketing segment gross profit increased by $7.0 million, or 2%, from $288.0 million for the year ended December 31, 2018 to $295.1 million for the year ended December 31, 2019. This increase was primarily due to reduced cost of revenue of $6.4 million, primarily due to lower amortization expense of $7.2 million, and increased revenue of $0.6 million. Our digital marketing segment gross profit as a percentage of revenue was 72% for the year ended December 31, 2019 as compared to 70% in the prior year.
Operating Expense

	Year Ended December 31,
	2018		2019		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(dollars in thousands)
Sales and marketing	$265,424	23%	$258,019	23%	$(7,405)	(3)%
Engineering and development	87,980	8%	106,377	10%	18,397	21%
General and administrative	124,204	11%	117,967	11%	(6,237)	(5)%
Gain on sale of business	—	—%	(40,700)	(4)%	(40,700)	100%
Impairment of goodwill	—	—%	12,333	1%	12,333	100%
Total	$477,608	42%	$453,996	41%	$(23,612)	(5)%
Sales and Marketing. Sales and marketing expense decreased by $7.4 million, or 3%, from $265.4 million for the year ended December 31, 2018 to $258.0 million for the year ended December 31, 2019. Of this decrease, $11.0 million was due to lower marketing expense in our web presence segment, primarily due to decreased marketing investments in non-strategic brands, partially offset by an increase of $3.6 million in our digital marketing segment. In fiscal year 2020, we expect to make additional investments in sales and marketing in order to promote and strengthen our brands.

Sales and marketing expense for our web presence segment decreased by $11.0 million, or 7%, from $167.6 million for the year ended December 31, 2018 to $156.6 million for the year ended December 31, 2019. This decrease was primarily attributable to reduced expense on non-strategic brands, which was partially offset by increased investments in key hosting brands.
Sales and marketing expense for our digital marketing segment increased by $3.6 million, or 4%, from $97.8 million for the year ended December 31, 2018 to $101.4 million for the year ended December 31, 2019. The increase was primarily due to higher labor costs.
Engineering and Development. Engineering and development expense increased by $18.4 million, or 21%, from $88.0 million for the year ended December 31, 2018 to $106.4 million for the year ended December 31, 2019. Of this increase, $11.7 million and $6.7 million were due to increased engineering and development expense for our web presence and digital marketing segments, respectively. For fiscal year 2020, we expect to continue to make investments in our engineering and development organization in order to further enhance our products.
Engineering and development expense for our web presence segment increased by $11.7 million, or 25%, from $46.7 million for the year ended December 31, 2018 to $58.4 million for the year ended December 31, 2019. This increase was primarily attributable to growth in engineering resources aimed at enhancing our products and higher product spend.
Engineering and development expense for our digital marketing segment increased by $6.7 million, or 16%, from $41.3 million for the year ended December 31, 2018 to $48.0 million for the year ended December 31, 2019. This increase was primarily attributable to growth in engineering resources aimed at enhancing our products of $6.2 million and higher stock-based compensation expense of $0.5 million. These increases were partially offset by lower depreciation expense of $0.6 million.
General and Administrative. General and administrative expense decreased by $6.2 million, or 5%, from $124.2 million for the year ended December 31, 2018 to $118.0 million for the year ended December 31, 2019. Our general and administrative expenses primarily consist of consolidated corporate wide support functions, and the costs of these functions are allocated between our two segments primarily based on relative revenues. The decrease in consolidated general and administrative expense was primarily attributable to the impact of the shareholder litigation reserve of $7.3 million recorded during the year ended December 31, 2018, a $4.2 million insurance reimbursement of legal fees, and lower labor costs. These factors were partially offset by higher stock-based compensation expense of $5.0 million.
General and administrative expense for our web presence segment decreased by $3.9 million, or 5%, from $82.3 million for the year ended December 31, 2018 to $78.4 million for the year ended December 31, 2019. General and administrative expense for our digital marketing segment decreased by $2.3 million, or 5%, from $41.9 million for the period ended December 31, 2018 to $39.6 million for the year ended December 31, 2019.
Gain on Sale of Business. We recorded a $40.7 million gain on sale of our SinglePlatform business in fiscal year 2019. No such sales were recorded in fiscal 2018.
Impairment of Goodwill. We recorded goodwill impairment charges totaling $12.3 million during the year ended December 31, 2019, which were attributable to two non-strategic reporting units within our web presence segment. The impairments were primarily the result of a continued decline in the cash flows associated with these non-strategic brands. No such impairment charges were incurred in fiscal 2018.
Other Expense, Net

	Year Ended December 31,		Change
	2018	2019	Amount	%
	(dollars in thousands)
Other expense, net	$148,391	$143,454	$(4,937)	(3)%
Other expense, net decreased by $4.9 million, or 3%, from $148.4 million for the year ended December 31, 2018 to $143.5 million for the year ended December 31, 2019. The decrease consists primarily of lower interest expense relative to 2018, when we incurred $1.5 million in interest expense due to our 2018 term loan refinancing, most of it relating to immediately expensed financing costs. The balance of the decrease was mainly due to lower average debt balances during 2019.
Income Tax (Benefit) Expense

	Year Ended December 31,		Change
	2018	2019	Amount	%
	(dollars in thousands)
Income tax (benefit) expense	$(6,246)	$17,879	$24,125	(386)%
For the years ended December 31, 2018 and 2019, we recognized an income tax benefit of $6.2 million and an income tax expense of $17.9 million, respectively, in the consolidated statements of operations and comprehensive income (loss).
The income tax benefit for the year ended December 31, 2018 was primarily attributable to a federal and state deferred tax benefit of $9.6 million, a foreign deferred tax benefit of $0.8 million, and a federal and state current income tax benefit of $1.3 million, partially offset by foreign current tax expense of $5.4 million. This aggregate tax benefit of $6.2 million includes $2.2 million of reserves provided for unrecognized tax benefits.
The income tax expense for the year ended December 31, 2019 was primarily attributable to a federal and state deferred tax expense of $10.6 million, a foreign deferred tax expense of $0.1 million, a federal and state current income tax expense of $4.2 million, and foreign current tax expense of $3.0 million. This aggregate tax expense of $17.9 million includes $1.4 million of reserves provided for unrecognized tax benefits.
Comparison of the Years Ended December 31, 2017 and 2018
Revenue

	Year Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Revenue	$1,176,867	$1,145,291	$(31,576)	(3)%
Revenue decreased by $31.6 million, or 3%, from $1,176.9 million for the year ended December 31, 2017 to $1,145.3 million for the year ended December 31, 2018. This decrease is attributable to a $40.4 million decrease in revenue from our web presence segment, partially offset by increased revenue of $8.8 million from our digital marketing segment.
Our revenue is generated primarily from our products and services delivered on a subscription basis, which include web hosting, domains, website builders, search engine marketing and other similar services. We also generate non-subscription revenue through premium domain sales and domain parking (which we refer to as domain monetization) and marketing development funds. Non-subscription revenue decreased from $39.4 million for the year ended December 31, 2017 to $35.1 million for the year ended December 31, 2018, and represented 3% of total revenue for the year ended December 31, 2017, and 3% of total revenue for the year ended December 31, 2018. Substantially all of our non-subscription revenue is included in our web presence segment.
Our web presence segment revenue decreased by $40.4 million, or 5%, from $775.6 million for the year ended December 31, 2017 to $735.2 million for the year ended December 31, 2018. This decrease was primarily attributable to a decline in revenue from non-strategic brands, and to a lesser extent, to a reduction in non-subscription revenue.
Our digital marketing segment revenue increased by $8.8 million, or 2%, from $401.3 million for the year ended December 31, 2017 to $410.1 million for the year ended December 31, 2018. This increase was mostly attributable to price increases, and to a lesser extent, growth in services delivered to existing customers.
Gross Profit

	Year Ended December 31,
	2017		2018		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(dollars in thousands)
Gross profit	$572,937	49%	$624,554	55%	$51,617	9%
Gross profit increased by $51.6 million, or 9%, from $572.9 million for the year ended December 31, 2017 to $624.6 million for the year ended December 31, 2018. This increase was primarily due to a $33.1 million increase in the gross profit contribution from our digital marketing segment, and an $18.5 million increase in the gross profit contribution from our web presence segment. Our gross profit as a percentage of revenue increased by 6 percentage points from 49% for the year ended December 31, 2017 to 55% for the year ended December 31, 2018, mainly due to the performance of our digital marketing segment.

Our web presence segment gross profit increased by $18.5 million, or 6%, from $318.0 million for the year ended December 31, 2017 to $336.5 million for the year ended December 31, 2018. The increase was primarily due to lower cost of revenue of $58.9 million, primarily due to an impairment charge of $18.7 million recorded in fiscal year 2017, which was related primarily to domain monetization intangible assets, lower amortization expense of $15.8 million, lower domain registration costs of $4.9 million, and lower stock-based compensation expense of $2.8 million, with the balance of the decrease being mostly related to lower support and data center costs as we further consolidated our operations in these areas. These factors were partially offset by the reduction in revenue of $40.4 million discussed above. Our web presence segment gross profit as a percentage of revenue was 46% for the year ended December 31, 2018 as compared to 41% in the prior year.
Our digital marketing segment gross profit increased by $33.1 million, or 13%, from $254.9 million for the year ended December 31, 2017 to $288.0 million for the year ended December 31, 2018. This increase was primarily due to reduced cost of revenue of $24.3 million, primarily due to lower amortization of $21.4 million, and increased revenue of $8.8 million. Our digital marketing segment gross profit as a percentage of revenue was 70% for the year ended December 31, 2018 as compared to 64% in the prior year.
Operating Expense

	Year Ended December 31,
	2017		2018		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(dollars in thousands)
Sales and marketing	$277,460	24%	$265,424	23%	$(12,036)	(4)%
Engineering and development	78,772	7%	87,980	8%	9,208	12%
General and administrative	163,972	14%	124,204	11%	(39,768)	(24)%
Impairment of goodwill	12,129	1%	—	—%	(12,129)	(100)%
Transaction expenses	773	—%	—	—%	(773)	(100)%
Total	$533,106	45%	$477,608	42%	$(55,498)	(10)%
Sales and Marketing. Sales and marketing expense decreased by $12.0 million, or 4%, from $277.5 million for the year ended December 31, 2017 to $265.4 million for the year ended December 31, 2018. This decrease was due to $13.1 million in lower marketing expense in our web presence segment, primarily due to decreased marketing investments in non-strategic brands, partially offset by an increase of $1.1 million in our digital marketing segment.
Sales and marketing expense for our web presence segment decreased by $13.1 million, or 7%, from $180.7 million for the year ended December 31, 2017 to $167.6 million for the year ended December 31, 2018. This decrease was primarily attributable to reduced expense on non-strategic brands, which was partially offset by increased investments in key hosting brands.
Sales and marketing expense for our digital marketing segment increased by $1.1 million, or 1%, from $96.8 million for the year ended December 31, 2017 to $97.8 million for the year ended December 31, 2018. The increase, which is net of a $1.9 million decrease in restructuring charges, was primarily due to investments in brand building activities.
Engineering and Development. Engineering and development expense increased by $9.2 million, or 12%, from $78.8 million for the year ended December 31, 2017 to $88.0 million for the year ended December 31, 2018. Of this increase, $7.9 million and $1.4 million were due to increased engineering and development expense for our digital marketing and web presence segments, respectively.
Engineering and development expense for our web presence segment increased by $1.4 million, or 3%, from $45.3 million for the year ended December 31, 2017 to $46.7 million for the year ended December 31, 2018. This increase was primarily attributable to growth in engineering resources aimed at enhancing our products, partially offset by lower depreciation and stock-based compensation expense.
Engineering and development expense for our digital marketing segment increased by $7.9 million, or 23%, from $33.4 million for the period ended December 31, 2017 to $41.3 million for the year ended December 31, 2018. This increase was primarily attributable to increases in engineering resources aimed at enhancing our products.
General and Administrative. General and administrative expense decreased by $39.8 million, or 24%, from $164.0 million for the year ended December 31, 2017 to $124.2 million for the year ended December 31, 2018. Our general and administrative expenses primarily consist of consolidated corporate wide support functions, and the costs of these functions are allocated between our two segments primarily based on relative revenues. The decrease in consolidated general and administrative expense was primarily attributable to reductions in stock-based compensation, labor, and restructuring costs of

$23.8 million, $12.6 million, and $4.4 million, respectively, and changes in our shareholder litigation reserve charges of $0.7 million.
General and administrative expense for our web presence segment decreased by $39.1 million, or 32%, from $121.4 million for the year ended December 31, 2017 to $82.3 million for the year ended December 31, 2018. General and administrative expense for our digital marketing segment decreased by $0.7 million, or 2%, from $42.5 million for the period ended December 31, 2017 to $41.9 million for the year ended December 31, 2018.
Transaction Expenses. Transaction expense decreased by $0.8 million, or 100%, from $0.8 million for the year ended December 31, 2017 to $0.0 million for the year ended December 31, 2018. The year-over-year decrease was primarily attributable to the lack of merger and acquisitions-related activity in 2018.
Impairment of Goodwill. We recorded an impairment of goodwill of $12.1 million during the year ended December 31, 2017, which was entirely attributable to the domain monetization reporting unit within our web presence segment. The impairment was the result of a more rapid decline in domain parking revenue than originally anticipated, and to a lesser extent, a decrease in premium domain name sales. No such impairment recurred in fiscal 2018.
Other Expense, Net

	Year Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Other expense, net	$157,006	$148,391	$(8,615)	(5)%
Other expense, net decreased by $8.6 million, or 5%, from $157.0 million for the year ended December 31, 2017 to $148.4 million for the year ended December 31, 2018. The decrease primarily consists of a lower amount of immediately expensed deferred financing costs of $4.3 million and a lower loss on extinguishment of debt of $0.7 million for our 2018 term loan refinancing when compared to our 2017 term loan refinancing, with the balance of the decrease mainly due to lower average debt balances.
Income Tax Benefit

	Year Ended December 31,		Change
	2017	2018	Amount	%
	(dollars in thousands)
Income tax benefit	$(17,281)	$(6,246)	$(11,035)	(64)%
For the years ended December 31, 2017 and 2018, we recognized an income tax benefit of $17.3 million and $6.2 million, respectively, in the consolidated statements of operations and comprehensive income (loss).
The income tax benefit for the year ended December 31, 2017 was primarily attributable to $21.8 million in federal and state deferred tax benefit (which includes a $16.9 million tax benefit pertaining to the federal tax rate change as a result of the Tax Cut and Jobs Act of 2017 and the identification and recognition of $1.2 million of U.S. federal and state tax credits) and a foreign deferred tax benefit of $1.0 million, offset by a provision for federal and state current income taxes of $2.9 million, and foreign current tax expense of $2.6 million. This aggregate tax benefit of $17.3 million is inclusive of $1.1 million of reserves provided for unrecognized tax benefits.
The income tax benefit for the year ended December 31, 2018 was primarily attributable to $9.6 million of a federal and state deferred tax benefit, a foreign deferred tax benefit of $0.8 million, and a federal and state current income tax benefit of $1.3 million, partially offset by foreign current tax expense of $5.4 million. This aggregate tax benefit of $6.2 million is inclusive of $2.2 million of reserves provided for unrecognized tax benefits.

ITEM 8.	Financial Statements and Supplementary Data
ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Endurance International Group Holdings, Inc.
Burlington, Massachusetts

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Endurance International Group Holdings, Inc. (the “Company”) as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as "the consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 14, 2020 expressed an unqualified opinion thereon.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, on January 1, 2019, the Company changed its method of accounting for leases due to the adoption of ASU 2016-02, Leases (ASC 842).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/    BDO USA, LLP

We have served as the Company's auditor since 2008.
Boston, Massachusetts
February 14, 2020 (except for the matters discussed in Notes 2, 8, 14, 21, and 24 as to which the date is May 19, 2020)

Endurance International Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$88,644	$111,265
Restricted cash	1,932	1,732
Accounts receivable	12,205	10,224
Prepaid domain name registry fees	56,779	55,237
Prepaid commissions	41,458	38,435
Prepaid and refundable taxes	7,235	6,810
Prepaid expenses and other current assets	27,855	23,883
Total current assets	236,108	247,586
Property and equipment—net	92,275	85,925
Operating lease right-of-use assets	—	90,519
Goodwill	1,849,065	1,835,310
Other intangible assets—net	352,516	245,002
Deferred financing costs	2,656	1,778
Investments	15,000	15,000
Prepaid domain name registry fees, net of current portion	11,207	11,107
Prepaid commissions, net of current portion	42,472	48,780
Deferred tax asset	—	64
Other assets	5,208	3,015
Total assets	$2,606,507	$2,584,086
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,449	$10,054
Accrued expenses	79,279	64,560
Accrued taxes	2,498	251
Accrued interest	25,259	23,434
Deferred revenue	371,758	369,475
Operating lease liabilities—short term	—	21,193
Current portion of notes payable	31,606	31,606
Current portion of financed equipment	8,379	790
Deferred consideration—short term	2,425	2,201
Other current liabilities	3,147	2,165
Total current liabilities	536,800	525,729
Long-term deferred revenue	96,140	99,652
Operating lease liabilities—long term	—	78,151
Notes payable—long term, net of original issue discounts of $21,349 and $16,859, and deferred financing costs of $31,992 and $25,690, respectively	1,770,055	1,649,867
Deferred tax liability—long term	16,457	27,097
Deferred consideration—long term	1,364	—
Other liabilities	11,237	6,636
Total liabilities	2,432,053	2,387,132
Commitments and Contingencies (Note 18)
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 143,444,515 and 146,259,868 shares issued at December 31, 2018 and December 31, 2019, respectively; 143,444,178 and 146,259,868 outstanding at December 31, 2018 and December 31, 2019, respectively	14	15
Additional paid-in capital	961,235	996,958
Accumulated other comprehensive loss	(3,211)	(4,088)
Accumulated deficit	(783,584)	(795,931)
Total stockholders’ equity	174,454	196,954
Total liabilities and stockholders’ equity	$2,606,507	$2,584,086
See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share amounts)

	Year Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2019
Revenue	$1,176,867	$1,145,291	$1,113,278
Cost of revenue (including impairment of $18,731 for the year ended December 21, 2017 and $25,207 for the year ended December 31, 2019)	603,930	520,737	510,296
Gross profit	572,937	624,554	602,982
Operating expense:
Sales and marketing	277,460	265,424	258,019
Engineering and development	78,772	87,980	106,377
General and administrative	163,972	124,204	117,967
Gain on sale of business	—	—	(40,700)
Transaction costs	773	—	—
Impairment of goodwill	12,129	—	12,333
Total operating expense	533,106	477,608	453,996
Income from operations	39,831	146,946	148,986
Other income (expense):
Other expense, net	(600)	—	—
Interest income	736	1,089	1,222
Interest expense	(157,142)	(149,480)	(144,676)
Total other expense—net	(157,006)	(148,391)	(143,454)
(Loss) income before income taxes and equity earnings of unconsolidated entities	(117,175)	(1,445)	5,532
Income tax (benefit) expense	(17,281)	(6,246)	17,879
(Loss) income before equity earnings of unconsolidated entities	(99,894)	4,801	(12,347)
Equity (income) loss of unconsolidated entities, net of tax	(110)	267	—
Net (loss) income	$(99,784)	$4,534	$(12,347)
Net loss attributable to non-controlling interest	277	—	—
Excess accretion of non-controlling interest	7,247	—	—
Total net loss attributable to non-controlling interest	7,524	—	—
Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(107,308)	$4,534	$(12,347)
Comprehensive (loss) income:
Foreign currency translation adjustments	3,091	(2,233)	(598)
Unrealized gain (loss) on cash flow hedge, net of taxes of $11, ($137) and $102 for the years ended December 31, 2017, 2018 and 2019	34	(437)	(279)
Total comprehensive (loss) income	$(104,183)	$1,864	$(13,224)
Net (loss) income per share attributable to Endurance International Group Holdings, Inc. - basic earnings per share	$(0.78)	$0.03	$(0.09)
Net (loss) income per share attributable to Endurance International Group Holdings, Inc. - diluted earnings per share	$(0.78)	$0.03	$(0.09)
Weighted-average number of common shares used in computing net (loss) income per share attributable to Endurance International Group Holdings, Inc.
Basic	137,322,201	142,316,993	145,259,691
Diluted	137,322,201	145,669,760	145,259,691
See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Number	Amount
Balance—December 31, 2016	134,793,857	$14	$868,228	$(3,666)	$(740,193)	$124,383
Vesting of restricted shares	5,040,609	—	—	—	—	—
Exercise of stock options	356,229	—	2,049	—	—	2,049
Other comprehensive income	—	—	—	3,125	—	3,125
Net income attributable to non-controlling interest	—	—	277	—	—	277
Net loss attributable to Endurance International Group Holdings, Inc.	—	—	—	—	(107,308)	(107,308)
Stock-based compensation	—	—	60,479	—	—	60,479
Balance—December 31, 2017	140,190,695	14	931,033	(541)	(847,501)	83,005
Vesting of restricted shares	3,122,079	—	—	—	—	—
Exercise of stock options	131,404	—	887	—	—	887
Other comprehensive loss	—	—	—	(2,670)	—	(2,670)
Adjustment to beginning retained earnings resulting from adoption of ASC 606, net of tax impact of $7.0 million	—	—	—	—	59,383	59,383
Net income attributable to Endurance International Group Holdings, Inc.	—	—	—	—	4,534	4,534
Stock-based compensation	—	—	29,315	—	—	29,315
Balance—December 31, 2018	143,444,178	14	961,235	(3,211)	(783,584)	174,454
Vesting of restricted shares	2,808,897	1	—	—	—	1
Exercise of stock options	6,793	—	31	—	—	31
Other comprehensive loss	—	—	—	(877)	—	(877)
Net loss attributable to Endurance International Group Holdings, Inc.	—	—	—	—	(12,347)	(12,347)
Stock-based compensation	—	—	35,692	—	—	35,692
Balance—December 31, 2019	146,259,868	$15	$996,958	$(4,088)	$(795,931)	$196,954
See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2019
Cash flows from operating activities:
Net (loss) income	$(99,784)	$4,534	$(12,347)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	55,185	48,207	44,951
Amortization of other intangible assets from acquisitions	140,354	103,148	85,183
Amortization of deferred financing costs	7,316	6,454	7,179
Amortization of net present value of deferred consideration	632	373	163
Amortization of original issuance discount	3,860	4,305	4,490
Impairment of long-lived assets	18,731	—	25,207
Impairment of investments	600	—	—
Impairment of goodwill	12,129	—	12,333
Stock-based compensation	60,001	29,064	35,692
Deferred tax (benefit) expense	(22,807)	(10,438)	10,669
Gain on sale of business	—	—	(40,700)
(Gain) loss on sale of assets	(315)	198	163
Gain from unconsolidated entities	(110)	—	—
Loss of unconsolidated entities	—	267	—
Financing costs expensed	5,487	1,228	—
Loss on early extinguishment of debt	992	331	—
Dividend from minority interest	100	—	—
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(3,102)	3,616	1,985
Prepaid and refundable taxes	(732)	(2,896)	495
Prepaid expenses and other current assets	6,150	(4,564)	3,857
Leases right-of-use asset, net	—	—	656
Accounts payable and accrued expenses	8,351	5,040	(21,565)
Deferred revenue	8,235	(6,315)	3,562
Net cash provided by operating activities	201,273	182,552	161,973
Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(8,875)
Purchases of property and equipment	(43,062)	(45,880)	(39,126)
Proceeds from sale of assets	530	6	51,001
Purchases of intangible assets	(1,966)	(8)	—
Net cash (used in) provided by investing activities	(44,498)	(45,882)	3,000

Endurance International Group Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2019
Cash flows from financing activities:
Proceeds from issuance of term loan	1,693,007	1,580,305	—
Repayment of term loan	(1,797,634)	(1,681,094)	(130,980)
Payment of financing costs	(6,304)	(1,580)	—
Payment of deferred consideration	(5,433)	(4,500)	(2,500)
Payment of redeemable non-controlling interest liability	(25,000)	—	—
Principal payments on financed equipment	(7,390)	(7,439)	(8,189)
Proceeds from exercise of stock options	2,049	887	31
Net cash used in financing activities	(146,705)	(113,421)	(141,638)
Net effect of exchange rate on cash and cash equivalents and restricted cash	2,150	(1,791)	(914)
Net increase in cash and cash equivalents and restricted cash	12,220	21,458	22,421
Cash and cash equivalents and restricted cash:
Beginning of period	56,898	69,118	90,576
End of period	$69,118	$90,576	$112,997
Supplemental cash flow information:
Interest paid	$141,157	$134,145	$132,805
Income taxes paid	$3,369	$4,141	$4,728
Supplemental disclosure of non-cash financing activities:
Assets acquired under equipment financing	$15,536	$1,179	$—
Operating lease right-of-use assets	$—	$—	$114,942
Operating lease liabilities—short-term and long-term	$—	$—	$124,549
See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.
Notes to Consolidated Financial Statements
1. Nature of Business
Formation and Nature of Business
Endurance International Group Holdings, Inc. (“Holdings”) is a Delaware corporation, which, together with its wholly owned subsidiary, EIG Investors Corp. (“EIG Investors”), its primary operating subsidiary, The Endurance International Group, Inc. (“EIG”), and other subsidiaries of EIG, collectively form the “Company.” The Company is a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses succeed online.
EIG and EIG Investors were incorporated in April 1997 and May 2007, respectively, and Holdings was originally formed as a limited liability company in October 2011 in connection with the acquisition of a controlling interest in EIG Investors, EIG and EIG’s subsidiaries by investment funds and entities affiliated with Warburg Pincus and Goldman, Sachs & Co. ("Goldman") on December 22, 2011. On November 7, 2012, Holdings reorganized as a Delaware limited partnership and on June 25, 2013, Holdings converted into a Delaware C-corporation and changed its name to Endurance International Group Holdings, Inc.
2. Summary of Significant Accounting Policies
Basis of Preparation
The accompanying consolidated financial statements, which include the accounts of Holdings and its subsidiaries, have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated on consolidation.
Segment Information
Operating segments are defined as components of an enterprise that engage in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker ("CODM"). The Company has determined that its chief executive officer is the Company's CODM.
The Company has identified two operating segments: web presence and digital marketing. The Company has determined that it does not satisfy aggregation criteria for these operating segments, and that each segment meets the quantitative threshold of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 280, Segment Reporting. Therefore, both operating segments are reportable segments.
The Company's segments share certain resources, primarily related to sales and marketing, engineering and development, and general and administrative functions. Management allocates these costs to each respective segment based on a consistently applied methodology, primarily based on a percentage of revenue.
Use of Estimates
U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions used in preparing the accompanying consolidated financial statements are based on the relevant facts and circumstances as of the date of the consolidated financial statements. Although the Company regularly assesses these estimates, judgments and assumptions used in preparing the consolidated financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The more significant estimates reflected in these consolidated financial statements include estimates of fair value of assets acquired and liabilities assumed under purchase accounting related to the Company’s acquisitions and when evaluating goodwill and long-lived assets for potential impairment, the estimated useful lives of intangible and depreciable assets, revenue recognition for multiple-element arrangements, stock-based compensation, derivative instruments, certain accruals, reserves and deferred taxes.
Reclassification
Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.
Cash Equivalents
Cash and cash equivalents include all highly liquid investments with remaining maturities of three months or less at the date of purchase.

Restricted Cash
Restricted cash is composed of certificates of deposits and cash held by merchant banks and payment processors, which provide collateral against any chargebacks, fees, or other items that may be charged back to the Company by credit card companies and other merchants, and collateral for certain facility leases.
Accounts Receivable
Accounts receivable is primarily composed of cash due from credit card companies for unsettled transactions charged to customers’ credit cards. As these amounts reflect authenticated transactions that are fully collectible, the Company does not maintain an allowance for doubtful accounts. The Company also accrues for earned referral fees and commissions, which are governed by reseller or affiliate agreements, when the amount is reasonably estimable.
Prepaid Domain Name Registry Fees
Prepaid domain name registry fees represent amounts that are paid in full at the time a domain is registered by one of the Company’s registrars on behalf of a customer. The registry fees are recognized on a straight-line basis over the term of the domain registration period.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and certain accrued expenses, approximate their fair values due to their short maturities. The fair value of the Company’s notes payable is based on the borrowing rates currently available to the Company for debt with similar terms and average maturities and approximates their carrying value.
Derivative Instruments and Hedging Activities
FASB ASC 815, Derivatives and Hedging, or ASC 815, provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.
In accordance with the FASB’s fair value measurement guidance in Accounting Standard Update ("ASU") 2011-4, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.
Concentrations of Credit and Other Risks
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained at accredited financial institutions, and PayPal balances are at times without and in excess of federally insured limits. The Company has never experienced any losses related to these balances and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.
For the years ended December 31, 2017, 2018 and 2019, no subscriber represented 10% or more of the Company’s total revenue. Additionally, as of December 31, 2018 and 2019, no subscriber represented 10% or more of the Company’s total accounts receivable.

Property and Equipment
Property and equipment is recorded at cost or fair value if acquired in an acquisition. The Company also capitalizes the direct costs of constructing additional computer equipment for internal use, as well as upgrades to existing computer equipment which extend the useful life, capacity or operating efficiency of the equipment. Capitalized costs include the cost of materials, shipping and taxes. Materials used for repairs and maintenance of computer equipment are expensed and recorded as a cost of revenue. Materials on hand and construction-in-process are recorded as property and equipment. Assets recorded under property, plant and equipment financing are depreciated over the lease term. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building	Thirty-five years
Software	Two to three years
Computers and office equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Shorter of useful life or remaining term of the lease

Software Development Costs
The Company accounts for software development costs for internal use software under the provisions of ASC 350-40, Internal-Use Software. Accordingly, certain costs to develop internal-use computer software are capitalized, provided these costs are expected to be recoverable. During the years ended December 31, 2017, 2018 and 2019, the Company capitalized internal-use software development costs of $10.2 million, $10.1 million and $13.4 million, respectively.
Business Combinations
The Company accounts for business acquisitions using the purchase method of accounting, in accordance with which assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration paid, including contingent consideration, is assigned to the assets acquired and liabilities assumed based on their respective fair values. Goodwill represents excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed.
Significant judgments are used in determining fair values of assets acquired and liabilities assumed, as well as intangibles and their estimated useful lives. Fair value and useful life determinations are based on, among other factors, estimates of future expected cash flows, royalty cost savings and appropriate discount rates used in computing present values. These judgments may materially impact the estimates used in allocating acquisition date fair values to assets acquired and liabilities assumed, as well as the Company's current and future operating results. Actual results may vary from these estimates which may result in adjustments to goodwill and acquisition date fair values of assets and liabilities during a measurement period or upon a final determination of asset and liability fair values, whichever occurs first. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within the Company's operating results.
Changes in the fair value of a contingent consideration resulting from a change in the underlying inputs are recognized in results of operations until the arrangement is settled.
Goodwill
Goodwill relates to amounts that arose in connection with various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.
In accordance with ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350) Testing Goodwill for Impairment, or ASU 2011-08, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. A reporting unit is either the equivalent of, or one level below, an operating segment. The Company early adopted the provisions in ASU 2017-04, which eliminates the second step of the goodwill impairment test. As a result, the Company's goodwill impairment tests include only one step, which is a comparison of the carrying value of each reporting unit to its fair value, and any excess carrying value, up to the amount of goodwill allocated to that reporting unit, is impaired.
The carrying value of each reporting unit is based on the assignment of the appropriate assets and liabilities to each reporting unit. Assets and liabilities were assigned to each reporting unit if the assets or liabilities are employed in the operations of the reporting unit and the asset and liability is considered in the determination of the reporting unit fair value. Certain assets and liabilities are shared by multiple reporting units, and were allocated to each reporting unit based on the relative size of a reporting unit, primarily based on revenue.
The Company's goodwill impairment test as of October 31, 2017 resulted in a $12.1 million impairment of goodwill to the Company's domain monetization reporting unit within the web presence segment. The impairment was a direct result of a more rapid decline in domain parking revenue than originally expected, and to a lesser extent, reduced sales of premium domain names. Goodwill for this reporting unit was completely impaired. Goodwill allocated to the other six reporting units to which goodwill has been allocated was not impaired.
As of the test date of October 31, 2018, the fair value for all reporting units was higher than their respective carrying values, and no impairment was recorded.
For the annual impairment test as of October 31, 2019, the Company had a total of seven reporting units to which goodwill has been allocated. Additionally, the Company has three smaller reporting units to which no goodwill has been allocated, as they had been determined to have no material fair value, and one reporting unit which has no remaining goodwill allocated to it.
The Company determines the fair value of each reporting unit by utilizing the income approach and the market approach. For the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk adjusted rate. The Company derives its discount rates by using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the weighted-average cost of capital. The Company uses discount rates that are commensurate with the risks and uncertainty inherent in its business and in its internally developed forecasts. For fiscal years 2017 and 2018, the Company used a discount rate of 10.0% for all but one of its reporting units. For fiscal year 2019, the Company used a discount rate of 10.5% for all but three of its reporting units. For two of the reporting units, which are experiencing declining cash flows, the Company used a discount rate of 13.0% and 13.5%, respectively, to adjust for the risk in the projected cash flows. For the remaining reporting unit, which had just been acquired in September 2019, the Company used a discount rate of 15.5%, to adjust for the risk in the projected cash flows. The Company also performed sensitivity analysis on its discount rates. The Company uses internal forecasts to estimate future after-tax cash flows, which include an estimate of long-term future growth rates based on the Company's view of the long-term outlook for each reporting unit. Actual results may differ from those assumed in the Company's forecasts.
For the market approach, the Company uses a valuation technique in which values are derived based on valuation multiples from comparable public companies, and a valuation multiple from sales of comparable companies.
For the fiscal 2017 goodwill impairment analysis, the Company compared the fair value from the income approach to the market approach based on multiples of comparable public companies and noted no material variances in the valuation techniques.
For the fiscal 2018 goodwill impairment analysis, the Company compared the fair value from the income approach to two market approaches, which included a valuation multiple of comparable public companies and a valuation multiple from sales of comparable companies. For three of the Company's reporting units, which represented approximately 95% of the Company's goodwill at the time of the 2018 goodwill impairment analysis, the fair value derived from the income approach was consistent with the fair value derived from the two market approaches. The Company established the fair value for these reporting units based on the average fair value from all three valuation approaches.
For the fiscal 2018 goodwill impairment analysis, for two of the Company's reporting units, which represented approximately 3% of the Company's goodwill, the Company based their fair value entirely upon the income approach, as these two reporting units were experiencing declining cash flows and were expected to continue to experience declines over time. The fair values from the income approach for these two reporting units were materially below the fair values derived from both market approaches. The goodwill allocated to these two reporting units was approximately $64.2 million as of December 31, 2018. For one of the Company's reporting units, which represented approximately 2% of the Company's goodwill, the fair values derived from the market approaches were much lower than the income approach using a discount rate of 10%. The Company determined that more risk was present in the projected future cash flows of this reporting unit as compared to the Company's other reporting units and determined that a discount rate of 17% was appropriate. The fair value of this reporting unit under the income approach at a discount rate of 17% was consistent with the fair values determined under the two market approaches. The Company established fair value for this reporting unit based on the average fair value from all three valuation approaches.
For the fiscal 2019 goodwill impairment analysis, the Company compared the fair value from the income approach to two market approaches, which included a valuation multiple of comparable public companies and a valuation multiple from sales of comparable companies. For three of the reporting units, which represent approximately 97% of the Company's goodwill as of December 31, 2019, the Company established the fair value based on the average fair value from all three valuation approaches. For two of the remaining reporting units, which represent approximately 3% of the Company's goodwill as of December 31, 2019, the Company established fair value based on the income approach only, because these reporting units are experiencing declining cash flows. The Company calculated and recognized a partial impairment of $10.0 million for one of these reporting units and a full impairment of $2.3 million for the second of these reporting units, both of which were recorded as an operating expense in the consolidated statements of operations and other comprehensive income (loss). For the other two reporting units for which the income approach was used, the Company had just acquired one reporting unit in the three months ended September 30, 2019, and was in the process of disposing of the other reporting unit through a sale in December 2019.
Goodwill as of December 31, 2019 was $1,835.3 million. The carrying value of goodwill that was allocated to the web presence and digital marketing segments was $1,231.9 million and $603.4 million, respectively. The fair value of all but three of the reporting units with goodwill at December 31, 2019 exceeds each reporting unit's carrying value by at least 20%.
Of the other three reporting units with less than 20% excess of fair value over carrying value, one reporting unit is forecast to experience continuing negative growth in both revenue and cash flows. Given this fact pattern, the Company relied upon the income approach in order to quantify the impact of persistent negative growth expectations and to develop a fair value for this reporting unit. The goodwill allocated to this reporting unit as of December 31, 2019 was $52.0 million. The Company expects that cash flows will continue to decline, which could result in goodwill impairment charges for this reporting unit at some point in the future.
The second reporting unit with less than a 20% excess of fair value over carrying value was acquired in September 2019. Based on the short duration between the acquisition date and the testing date, and lacking indications of specific events that either positively or negatively impacted the carrying value, fair value on this reporting unit approximated the allocated goodwill. Goodwill for this reporting unit as of December 31, 2019 was approximately $7.0 million.
The third reporting unit represents a combination of different hosting brands, which the Company will continue to monitor in the future. Though near term cash flows are projected to decline, growth in the cash flows is expected to return after further investments in engineering and development and sales and marketing are made. This reporting unit's fair value was established using three valuation methods, equally weighted. As the reporting unit passed the goodwill impairment test with equal weight given to the three approaches, the Company did not adjust the weight given to the three valuation approaches. As of December 31, 2019, the fair value of this reporting unit, as estimated based upon the Company's future projections, exceeded its carrying value by less than 4%. In the event the Company's investments in engineering and development and sales and marketing do not generate the anticipated improvement in future operating performance, then future impairments may be recognized for this reporting unit. Goodwill for this reporting unit as of December 31, 2019 was approximately $1.2 billion.
Long-Lived Assets
The Company’s long-lived assets consist primarily of intangible assets, including acquired subscriber relationships, trade names, intellectual property, developed technology, and domain names available for sale. The Company also has long-lived tangible assets, primarily consisting of property and equipment. The majority of the Company’s intangible assets are recorded in connection with its various acquisitions. The Company’s intangible assets are recorded at fair value at the time of their acquisition. The Company amortizes intangible assets over their estimated useful lives.
Determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized in accordance with their estimated projected cash flows.
The Company evaluates long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified.
Indefinite life intangible assets include domain names that are available for sale which are recorded at cost to acquire. These assets are not being amortized and are being tested for impairment annually and whenever events or changes in circumstance indicate that their carrying value may not be recoverable. When a domain name is sold, the Company records the cost of the domain in cost of revenue.
During the year ended December 31, 2017, the Company recognized an impairment charge of $13.8 million relating to certain domain name intangible assets acquired in 2014, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss). The impairment resulted from diminished cash flows associated with these intangible assets.
Also during the year ended December 31, 2017, the Company recognized an impairment charge of $4.9 million primarily relating to developed technology and customer relationships associated with the acquisition of the Directi web presence business in 2014. This impairment was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss). The impairment resulted from diminished cash flows associated with these intangible assets.
All of the 2017 impairments described above were recognized in the web presence segment.
During the year ended December 31, 2018, the Company did not identify any impairments relating to its long-lived assets.
During the year ended December 31, 2019, the Company recognized an aggregate impairment of $25.2 million, relating primarily to premium domain name intangible assets acquired in 2014, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss). The impairment resulted from recent market conditions that have adversely impacted cash flows from these assets, and these market conditions are expected to continue. During the three months ended June 30, 2019, the Company recognized an impairment of $17.9 million. The Company valued its premium domain name assets included in its domain monetization reporting unit based on discounted projected cash flows from these assets using a discount rate of 11.6%, which resulted in an impairment of $16.2 million. The balance of the impairment charge was primarily related to developed technology intangible assets associated with the premium domain business, which were valued using a relief from royalty approach. During the annual goodwill impairment test as of October 31, 2019, the Company valued the domain monetization reporting unit based on discounted projected cash flows from its assets using a discount rate of 10.5% and recognized an additional impairment of $7.3 million, of which $4.6 million related to domain names and the balance related to developed technology and trademarks associated with this reporting unit. As of December 31, 2019, the intangible assets relating to the Company's domain monetization reporting unit have been completely written off.
Revenue Recognition
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09 or ASC 606, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. Since then, the FASB has also issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606), Principals versus Agent Considerations, ASU 2016-10, Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing, and ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), and Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments, which further elaborate on the original ASU No. 2014-09. The Company adopted the guidance in ASC 606 on January 1, 2018. Revenue is recognized when control of the promised products or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to for those products and services. In general, the Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with the customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation
The Company provides cloud-based subscription services, which include website hosting and related add-ons, search engine optimization ("SEO") services, domain registration services and email marketing.
Website hosting gives subscribers access to an environment where the Company hosts a customer’s website. The related contract terms are generally for one year, but can range from 30 days to three years. Website hosting services are typically sold in bundled offerings that include website hosting, domain registration services and various add-ons. The Company recognizes revenue for website hosting and domain registration services over the term of the contract.
The main add-on services related to website hosting are domain privacy, secure sockets layer ("SSL") security, site backup and restoration, and website builder tools. These services may be included in website hosting bundles, or they may be purchased on a standalone basis. Certain add-on services are provided by third parties. In cases where the Company is acting as an agent for the sale of third party add-on services, the Company recognizes revenue on a net basis at the time of sale. In cases where the Company is acting as a principal for the sale of third party add-on services (i.e., the Company has the primary responsibility to provide specific goods or services, it has discretion to establish prices and it may assume inventory risk), the Company recognizes revenue on a gross basis over the term of the contract. The revenue for Company-provided add-on services is primarily recognized over the term of the contract.
SEO services are monthly subscriptions that provide a customer with increased traffic to their website over the term of the subscription. Revenue from SEO services is recognized over the monthly term of the contract.

In the case of domain registration services, the Company is an accredited registrar and can provide registration services to the customer, or it can select an accredited third party registrar to perform these duties. Domain registration services are generally annual subscriptions, but can cover multiple years. Revenue for these services is recognized over time.
Email marketing services provide subscribers with a cloud-based platform that can send broadcast emails to a customer list managed by the subscriber. Pricing is based on contract list volume from the prior monthly period, which determines the contractual billing price for the upcoming month. Revenue for this service is recognized over the monthly term of the contract.
Inventory management and marketplace listing services provide customers with a cloud-based platform that integrates standard inventory management features with order management and shipping management capabilities across multiple channels. Pricing is primarily based on order volume from the prior monthly period. For inventory management customers who subscribe to an annual plan, revenue is recognized ratably over the term of the contract. Inventory management professional services are also provided to customers when requested, and are recognized into revenue upon completion.
Non-subscription based services include certain professional services, primarily website design or re-design services, marketing development fund revenue ("MDF"), premium domain names and domain parking services.
Website design and re-design services are recognized when the service is complete.
Marketing development funds consist of commissions earned by the Company when a third party sells its products or services directly to the Company’s subscribers, and advertising revenue for third party ads placed on Company websites. The Company records revenue when the service is provided and calculates it based on the contractual revenue share arrangement or over the term of the advertisement.
Domain parking allows the Company to monetize certain of its premium domain names by loaning them to specialized third parties that generate advertising revenue from these parked domains on a pay per click ("PPC") basis. Revenue is recognized when earned and calculated based on the revenue share arrangement with the third party.
Revenue from the sale of premium domains is recognized when persuasive evidence of an arrangement to sell such domains exists and delivery of an authorization key to access the domain name has occurred. Premium domain names are paid for in advance prior to the delivery of the domain name.
For most of the Company’s performance obligations, the customer simultaneously receives and consumes the service over a period of time as the Company performs the service, resulting in the recognition of revenue over the subscription period. This method provides an appropriate depiction of the timing of the transfer of services to the customer. In limited instances, the customer obtains control of the promised service at a point in time, with no future obligations on the part of the Company. In these instances, the Company recognizes revenue at the point in time control is transferred. The contracts that the Company enters into typically do not contain any variable or non-cash considerations.
The Company maintains a reserve for refunds and chargebacks related to revenue that has been recognized and is expected to be refunded. The Company had a refund and chargeback reserve of $0.4 million and $0.3 million as of December 31, 2018 and 2019, respectively. The portion of deferred revenue that is expected to be refunded at December 31, 2018 and 2019 was $2.2 million and $1.9 million, respectively. Based on refund history, a significant majority of refunds happen in the same fiscal month that the customer contract starts or renews. Approximately 84% of all refunds happen in the same fiscal month that the contract starts or renews, and approximately 95% of all refunds happen within 45 days of the contract start or renewal date.
The Company did not apply any practical expedients during its adoption of ASC 606. The Company elected to use the portfolio method in the calculation of the deferred contract assets.
Direct Costs of Revenue
The Company’s direct costs of revenue include only those costs directly incurred in connection with the provision of its cloud-based products and services. The direct costs of registering domain names with registries are spread over the terms of the arrangement and the cost of reselling domains of other third-party registrars are expensed as incurred. Cost of revenue includes depreciation on data center equipment and support infrastructure and amortization expense related to the amortization of long-lived intangible assets.
Contracts with Multiple Performance Obligations
A considerable amount of the Company’s revenue is generated from transactions that are contracts with customers that may include web hosting plans, domain name registrations, and other cloud-based products and services. In these cases, the Company determines whether the products and services are distinct performance obligations that should be accounted for separately versus together. The Company allocates revenue to each performance obligation based on its relative standalone selling price ("SSP"), generally based on the price charged to customers. Web hosting services, domain name registrations, and other cloud-based products and services have distinct performance obligations and are often sold separately. If the promise is not distinct and therefore not a performance obligation, then the total transaction amount is allocated to the identified performance obligation based on a relative selling price hierarchy. When multiple performance obligations are included in a contract, the total transaction amount for the contract is allocated to the performance obligations based on a relative selling price hierarchy. The Company determines the relative selling price for a performance obligation based on SSP. The Company determines SSP by considering its observed SSPs, competitive prices in the marketplace and management judgment; these SSPs may vary depending upon the particular facts and circumstances related to each deliverable. The Company analyzes the SSPs used in its allocation of transaction amount, at a minimum, on a quarterly basis.
Deferred Revenue
The Company records deferred revenue when cash payments are received or are due in advance of the Company’s performance, including amounts that are refundable. The change in the deferred revenue balance for the year ended December 31, 2019 is primarily driven by cash payments received or due in advance of the Company satisfying its performance obligations, offset by $363.5 million of revenue recognized that were included in the deferred revenue balance at the beginning of the period.
The following table provides a reconciliation of the Company's deferred revenue as of December 31, 2019:

	Short-term	Long-term
	(in thousands)
Balance at December 31, 2018	$371,758	$96,140
Recognition of the beginning deferred revenue into revenue, as a result of performance obligations satisfied	(363,454)	—
Cash received in advance during the period	805,697	311,336
Recognition of cash received in the period into revenue, as a result of performance obligations satisfied	(749,823)	—
Deferred revenue derecognized due to the disposition of SinglePlatform	(1,825)	—
Foreign translation impact	(702)	—
Reclassification between short-term and long-term	307,824	(307,824)
Balance at December 31, 2019	$369,475	$99,652

The difference between the opening and closing balances of the Company’s deferred liabilities primarily results from the timing difference between the Company’s performance and the customer’s payment. During the year ended December 31, 2019, the Company recognized $363.5 million and $0.0 million, respectively, from beginning deferred revenue current and long-term balances existing at December 31, 2018. The Company did not recognize any revenue from performance obligations satisfied in prior periods.
The following table provides the remaining performance obligation amounts as of December 31, 2019. These amounts are equivalent to the ending deferred revenue balance of $469.1 million, which includes both short and long-term amounts:

	Web presence	Digital marketing	Total
	(in thousands)
Remaining performance obligation, short-term	$316,037	$53,438	$369,475
Remaining performance obligation, long-term	99,646	6	99,652
Total	$415,683	$53,444	$469,127

This backlog of revenue related to future performance obligations is prepaid by customers and supported by executed contracts with customers. The Company has established a reserve of $0.3 million for refunds and chargebacks, 95% of which is expected to materialize in the first 45 days after the contract start or renewal date. The remainder of the deferred revenue is expected to be recognized in future periods.
Deferred Customer Acquisition Costs
As a result of the implementation of ASC 606, the Company now capitalizes the incremental costs directly related to obtaining and fulfilling a contract (such as sales commissions and certain direct sales and marketing success based costs), if these costs are expected to be recovered. These costs are amortized over the period the services are transferred to the customer, which is estimated based on customer churn rates for various segments of the business. The Company includes only those incremental costs that would not have been incurred if the contracts had not been entered into:

	Short-term	Long-term
	(in thousands)
Balance at December 31, 2018	$41,458	$42,472
Deferred customer acquisition costs incurred in the period	23,938	36,936
Amounts recognized as expense in the period	(55,479)	—
Foreign translation impact	(115)	83
Reclassification between short-term and long-term	29,801	(29,801)
Adjustment resulting from sale of SinglePlatform business	(1,168)	(910)
Balance at December 31, 2019	$38,435	$48,780

As of December 31, 2019, the Company has a total of $76.6 million and $10.6 million in deferred assets relating to costs incurred to obtain or fulfill contracts in its web presence and digital marketing segments, respectively. During the year ended December 31, 2019, the Company recognized total amortization costs related to the above items of $49.2 million and $6.3 million in its web presence and digital marketing segments, respectively, which were included in sales and marketing in the consolidated statements of operations and comprehensive income (loss).
Significant Judgments
The Company sells a number of third party cloud-based services to enhance a subscriber’s overall website hosting experience. The Company exercises considerable judgment to determine if it is the principal or agent in each of these arrangements, and in some instances, has concluded that it is an agent of the third party and recognizes revenue at time of subscriber purchase at an amount that is net of the revenue share payable to the third party.
The Company exercises judgment to determine the SSP (standalone selling price) for each distinct performance obligation. In instances where the SSP is not directly observable, such as when the Company does not sell the product or service separately, the Company determines the SSP using information that may include a competitive market assessment approach and other observable inputs. The Company typically has more than one SSP for individual products and services.
Judgment is required to determine whether particular types of sales and marketing costs incurred, including commissions, are incremental and recoverable costs incurred to obtain and fulfill the customer contract. In addition, judgment is required to determine the life of the customer over which deferred customer acquisition costs are amortized.
Engineering and Development Costs
Engineering and development costs incurred in the development and maintenance of the Company’s technology infrastructure are expensed as incurred.
Sales and Marketing Costs
The Company engages in sales and marketing through various online marketing channels, which include affiliate and search marketing as well as online partnerships. The Company expenses sales and marketing costs as incurred. For the years ended December 31, 2017, 2018 and 2019, the Company’s sales and marketing costs were $277.5 million, $265.4 million and $258.0 million, respectively.
Foreign Currency
The Company has sales in a number of foreign currencies. In 2013, the Company commenced operations in foreign locations which report in the local currency. The assets and liabilities of the Company’s foreign locations are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenue and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded as a separate component of stockholders’ equity and have not been material. Foreign currency transaction gains and losses relate to the settlement of assets or liabilities in another currency.
Foreign currency transaction losses were $0.8 million, $0.5 million, and $1.5 million during the years ended December 31, 2017, 2018 and 2019, respectively. These amounts are recorded in general and administrative expense in the Company’s consolidated statements of operations and comprehensive income (loss).
Income Taxes
Income taxes are accounted for in accordance with FASB ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the Company expects the differences to reverse. The Company reduces the deferred tax assets by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that the Company will not realize some portion or all of the deferred tax assets. The Company considers relevant evidence, both positive and negative, to determine the need for a valuation allowance.
As part of the Tax Cut and Jobs Act of 2017, the Company is subject to a territorial tax system in which it is required to make an accounting policy in providing for tax on Global Intangible Low Taxed Income (“GILTI”) earned by certain foreign subsidiaries. The Company has elected to treat the impact of GILTI as a period cost, to be reported as a part of continuing operations, as a component of income tax expense.
Under U.S. GAAP, in order to recognize an uncertain tax benefit, the taxpayer must determine it is more likely than not the position will be sustained, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon resolution of the benefit. Although the Company believes that it has adequately provided for liabilities resulting from tax assessment by taxing authorities, positions taken by these tax authorities could have an impact on the Company’s results of operations, financial position and/or cash flows. The Company recognizes the interest and penalties related to income taxes as a part of interest expense and operating expenses, respectively, in continuing operations in its consolidated statements of operations and comprehensive income (loss).
In addition, ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is more likely than not to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company had $1.1 million unrecognized tax benefits as of December 31, 2017, $4.4 million as of December 31, 2018, and $4.7 million as of December 31, 2019.
The Company records interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company recognized $0.1 million, $0.4 million, and $0.5 million of interest and penalties related to unrecognized tax benefits during the years ended December 31, 2017, 2018 and 2019, respectively.
Stock-Based Compensation
The Company may issue restricted stock units, restricted stock awards and stock options which vest upon the satisfaction of a performance condition and/or a service condition. The Company follows the provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, which requires employee stock-based payments to be accounted for under the fair value method. Under this method, the Company is required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods, net of estimated forfeitures. The Company uses the straight-line amortization method for recognizing stock-based compensation expense. In addition, for stock-based awards where vesting is dependent upon achieving certain performance goals, the Company estimates the likelihood of achieving the performance goals against established performance targets.
The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards granted, the Company estimates the fair value of each restricted stock award based on the closing trading price of its common stock on the date of grant.
Net (Loss) Income per Share
The Company considered ASC 260-10, Earnings per Share, or ASC 260-10, which requires the presentation of both basic and diluted earnings per share in the consolidated statements of operations and comprehensive income (loss). The Company’s basic net (loss) income per share is computed by dividing net (loss) income by the weighted-average number of shares of common stock outstanding for the period, and, if there are dilutive securities, diluted net (loss) income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options, net of shares assumed to have been purchased with the proceeds, using the treasury stock method.
The Company considered FASB ASC 260-10, Earnings per Share, which requires the presentation of both basic and diluted earnings per share in the consolidated statements of operations and comprehensive income (loss). The Company’s basic net (loss) income per share is computed by dividing net (loss) income by the weighted-average number of shares of common stock outstanding for the period, and, if there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options, net of shares assumed to have been purchased with the proceeds, using the treasury stock method.

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands, except share amounts and per share data)
Computation of basic and diluted net (loss) income per share:
Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(107,308)	$4,534	$(12,347)
Net (loss) income per share attributable to Endurance International Group Holdings, Inc.:
Basic	$(0.78)	$0.03	$(0.09)
Diluted	$(0.78)	$0.03	$(0.09)
Weighted-average number of common shares used in computing net (loss) income per share attributable to Endurance International Group Holdings, Inc.:
Basic	137,322,201	142,316,993	145,259,691
Diluted	137,322,201	145,669,760	145,259,691

The following number of weighted-average potentially dilutive shares were excluded from the calculation of diluted (loss) income per share because the effect of including such potentially dilutive shares would have been anti-dilutive:

	For the Year Ended December 31,
	2017	2018	2019
Restricted Stock Awards and Units	8,967,840	4,325,516	4,035,923
Options	10,728,795	8,443,928	8,570,215
Total	19,696,635	12,769,444	12,606,138

Guarantees
The Company has the following guarantees and indemnifications:
In connection with its acquisitions of companies and assets from third parties, the Company may provide indemnification or guarantees to the sellers in the event of damages for breaches or other claims covered by such agreements.
In connection with various vendor contracts, including those by which a product or service of a third party is offered to subscribers of the Company, the Company may guarantee the obligations of its subsidiaries or provide indemnification to the vendors in the event of damages for breaches or other claims covered by the contracts.
As permitted under Delaware and other applicable law, Holdings' charter and by-laws and those of its subsidiary companies provide that the Company shall indemnify its officers and directors for certain liabilities, including those incurred by reason of the fact that the officer or director is, was, or has agreed to serve as an officer or director of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited.
The Company leases office space and equipment under various operating leases. The Company has standard indemnification arrangements under these leases that require the Company to indemnify the lessor against losses, liabilities and claims incurred in connection with the premises or equipment covered by the Company’s lease agreements, the Company’s use of the premises, property damage or personal injury and breach of the agreement.
Through December 31, 2019, the only losses incurred by the Company in connection with any of its indemnification obligations or guarantees relate to immaterial amounts incurred to indemnify officers in connection with SEC investigations settled by the Company in 2018. The Company does not expect material claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible.
Recent Accounting Pronouncements - Recently Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases, or ASC 842. Since then, the FASB has also issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which further clarifies ASU No. 2016-02 and corrects unintended application of guidance. The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

The Company adopted the new standard on January 1, 2019. The Company elected to utilize the available practical expedients and implemented internal controls and reporting systems to enable the preparation of the financial information on adoption and on an ongoing basis subsequent to adoption. Upon adoption, the Company recorded an ROU asset of $114.9 million, and a lease liability of $124.5 million, and reduced accrued facility exit costs by $1.7 million and deferred rent liabilities by $7.9 million. There was no impact to opening retained earnings as a result of the adoption of the new guidance. The impact of applying ASC 842 on the results for reporting periods and balance sheet beginning after January 1, 2019 is presented under ASC 842, while prior amounts are not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 840, Leases. The Company's accounting for finance leases remained substantially unchanged. See Note 7, Leases, for further details.
In July 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718). The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in ASU No. 2018-07 specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards to a non-employee. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contract with Customers. The new guidance is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and early adoption is permitted, provided the company has already adopted the guidance in Topic 606. A company should only remeasure liability-classified awards that have not been settled by the date of adoption and equity-classified awards for which a measurement date has not been established through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Upon transition, the company is required to measure these nonemployee awards at fair value as of the adoption date. The Company adopted the guidance on January 1, 2019. The adoption of this guidance did not have a material impact on its consolidated financial statements.
Recent Accounting Pronouncements - Recently Issued
In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the timing of adoption and the expected impact of the new guidance.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. This ASU is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company does not expect that the adoption of this new guidance will have a material impact on its consolidated financial statements.
3. Acquisitions/ Divestitures
Acquisitions
The Company accounts for the acquisitions of businesses using the purchase method of accounting. The Company allocates the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Purchased identifiable intangible assets typically include subscriber relationships, trade names, domain names held for sale, developed technology and in-process research and development. The methodologies used to determine the fair value assigned to subscriber relationships and domain names held for sale are typically based on the excess earnings method that considers the return received from the intangible asset and includes certain expenses and also considers an attrition rate based on the Company’s internal subscriber analysis and an estimate of the average life of the subscribers. The fair value assigned to trade names is typically based on the income approach using a relief from royalty methodology that assumes that the fair value of a trade name can be measured by estimating the cost of licensing and paying a royalty fee for the trade name that the owner of the trade name avoids. The fair value assigned to developed technology typically uses the cost approach. If applicable, the Company estimates the fair value of contingent consideration payments in determining the purchase price. The contingent consideration is then adjusted to fair value in subsequent periods as an increase or decrease in current earnings in general and administrative expense in the consolidated statements of operations and comprehensive income (loss).
Acquisitions—2019
Ecomdash

On September 13, 2019, the Company acquired substantially all of the assets of LTD Software LLC, doing business as Ecomdash (“Ecomdash”), which is a software provider that offers inventory management and marketplace listing solutions for small and mid-sized businesses selling online. The aggregate purchase price was $9.6 million, of which approximately $8.9 million was paid in cash at the closing. The Company retained the remainder of the purchase price as a holdback to fund any working capital adjustment, if applicable, and to serve as security for the indemnification obligations of the seller under the asset purchase agreement. Subject to any indemnification claims, the Company will release the holdback funds, less a small working capital adjustment, to the seller twelve months from the closing date. Transaction costs were expensed as incurred and were not material. The Company has accounted for this transaction as a business combination in accordance with the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. The following table summarizes the preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed at the date of acquisition:

September 13, 2019
(in thousands)

Working capital	$(187)
Goodwill	6,973
Developed technology	2,445
Subscriber relationships	390
Total	$9,621

Goodwill related to the acquisition is deductible for tax purposes.
Divestitures—2019
On December 5, 2019, the Company completed the sale of substantially all assets of its SinglePlatform digital storefront business, including all of the membership interests of its subsidiary SinglePlatform, LLC, to TripAdvisor LLC for consideration of approximately $51.0 million in cash. The Company recognized a pre-tax gain on the sale of $40.7 million during the fourth quarter of 2019, which was recorded as an operating expense in the consolidated statements of operations and other comprehensive income (loss). SinglePlatform contributed $28.4 million and $25.4 million in revenue in the years ended December 31, 2018 and 2019, respectively.
4. Fair Value Measurements
The following valuation hierarchy is used for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 inputs are quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.
A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2018 and 2019, the Company’s financial assets required to be measured on a recurring basis consist of the 2015 interest rate cap, the 2018 interest rate cap and certain cash equivalents, which include money market instruments and bank time deposits. The Company has classified these interest rate caps, which are discussed in Note 5. Derivatives and Hedging Activities below, within Level 2 of the fair value hierarchy. The Company has also classified these cash equivalents within Level 2 of the fair value hierarchy.
Basis of Fair Value Measurements

	Balance	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Balance at December 31, 2018
Financial assets:
Cash equivalents (included in cash and cash equivalents)	$7,874	$—	$7,874	$—
Interest rate cap (included in other assets)	2,583	—	2,583	—
Total financial assets	$10,457	$—	$10,457	$—
Balance at December 31, 2019
Financial assets:
Cash equivalents (included in cash and cash equivalents)	$2,834	$—	$2,834	$—
Interest rate cap (included in other assets)	6	—	6	—
Total financial assets	$2,840	$—	$2,840	$—

The carrying amounts of the Company's other financial assets and liabilities including cash, accounts receivable, accounts payable and accrued liabilities approximate their respective fair values because of the relatively short period of time between their origination and their expected realization or settlement.
5. Derivatives and Hedging Activities
Risk Management Objective of Using Derivatives
The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.
Cash Flow Hedges of Interest Rate Risk
The Company has entered into two three-year interest rate caps as part of its risk management strategy, of which the first one matured in the three months ended March 31, 2019. The interest rate caps, designated as cash flow hedges of interest rate risk, provide for the payment to the Company of variable amounts if interest rates rise above the strike rate on the contract in exchange for an upfront premium. Therefore, these derivatives limit the Company’s exposure if the interest rate rises, but also allow the Company to benefit when the interest rate falls.
In December 2015, the Company entered into a three-year interest rate cap with a $500.0 million notional value outstanding. This interest rate cap was effective beginning on February 29, 2016 and matured on February 27, 2019. The fair value of this interest rate contract included in other assets on the consolidated balance sheet as of December 31, 2018 and 2019 was $0.5 million and $0.0 million, respectively. The Company recognized interest expense of $1.9 million and $0.4 million, respectively, in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2018 and 2019, respectively. The Company recognized a $0.1 million loss in Accumulated Other Comprehensive Income ("AOCI") for the year ended December 31, 2019. For the year ended December 31, 2018, the Company recognized a $2.1 million gain in AOCI, net of a tax expense of $0.5 million.
In June 2018, the Company entered into a three-year interest rate cap with an $800.0 million notional value outstanding. This interest rate cap was effective beginning on August 28, 2018. The fair value of this interest rate contract included in other assets on the consolidated balance sheet as of December 31, 2018 and 2019 was $2.0 million and $0.0 million, respectively, and the Company recognized $0.9 million and $1.8 million, respectively, of interest expense in the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2018 and 2019, respectively. The Company recognized a $2.7 million loss, net of a tax benefit of $0.6 million, in AOCI for the year ended December 31, 2018. The Company recognized a $0.3 million loss, net of a tax benefit of $0.1 million, in AOCI for the year ended December 31,

2019. The Company estimates that $1.8 million will be reclassified from AOCI to interest expense (as an increase to interest expense) in the next twelve months.
The changes in the fair value of derivatives that qualify as cash flow hedges are recorded in AOCI, and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. There was no ineffectiveness recorded in earnings for the year ended December 31, 2019.
6. Property, Plant and Equipment
Components of property and equipment consisted of the following:

	December 31, 2018	December 31, 2019
	(in thousands)
Land	$790	$790
Building	7,819	8,285
Software	102,259	109,546
Computers and office equipment	157,396	187,056
Furniture and fixtures	19,258	18,918
Leasehold improvements	20,215	20,469
Construction in process	12,314	5,850
Property and equipment—at cost	320,051	350,914
Less accumulated depreciation	(227,776)	(264,989)
Property and equipment—net	$92,275	$85,925

Depreciation expense related to property and equipment for the years ended December 31, 2017, 2018 and 2019 was $55.2 million, $48.2 million, and $45.0 million, respectively.
The Company evaluates long-lived assets such as property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified.
During the years ended December 31, 2017, 2018 and 2019, the Company did not recognize any impairments with respect to its property, plant and equipment.
During the years ended December 31, 2018 and 2019, the Company entered into agreements to finance software licenses for use on certain data center server equipment for terms ranging from twenty-four months to thirty-nine months.
As of December 31, 2018 and 2019, the Company’s software shown in the above table included the software assets under financed equipment was as follows:

	December 31, 2018	December 31, 2019
	(in thousands)
Software	$16,715	$16,715
Less accumulated depreciation	(6,221)	(11,989)
Financed equipment—net	$10,494	$4,726

At December 31, 2019, the expected future minimum lease payments under financed equipment discussed above were approximately as follows:

Amount
(in thousands)
2020	$828
2021	—
Total minimum lease payments	828
Less amounts representing interest	(38)
Present value of financed equipment	$790
Current portion	790
Long-term portion	—

7. Leases
The Company has operating leases for data centers, corporate offices, data center equipment, and office equipment. The Company's leases have remaining lease terms of 1 year to 8 years, some of which include options to extend. The Company's lease expense for the year ended December 31, 2019 consisted entirely of operating leases and amounted to $28.8 million. Operating lease payments, which reduced operating cash flows for the year ended December 31, 2019, amounted to $27.3 million. Supplemental balance sheet information related to leases was as follows:

December 31, 2019
(in thousands)
Operating lease right-of-use assets	$90,519

Operating lease liabilities—short term	21,193
Operating lease liabilities—long term	78,151
Total operating lease liabilities	$99,344

As of December 31, 2019, the weighted-average remaining lease term was 5.32 years and the discount rate for the Company's leases was 6.77%. Maturities for leases were as follows:

Operating Leases
(in thousands)
2020	$27,098
2021	20,728
2022	18,882
2023	17,656
2024	13,832
Thereafter	20,693
Total lease payments	118,889
Less imputed interest	19,545
Total	$99,344

Total net rent expense incurred under non-cancellable operating leases for the years ended December 31, 2017, 2018 and 2019, were $22.1 million, $20.8 million and $20.4 million, respectively. Total sublease income for the years ended December 31, 2017, 2018 and 2019 was $0.5 million, $1.0 million and $1.4 million, respectively.
8. Goodwill and Other Intangible Assets
The following table summarizes the changes in the Company’s goodwill balances as of December 31, 2018 and 2019:

	Web presence	Digital marketing	Total
	(in thousands)
Goodwill balance at December 31, 2017	$1,246,277	$604,305	$1,850,582
Foreign translation impact	(1,517)	—	(1,517)
Goodwill balance at December 31, 2018	$1,244,760	$604,305	$1,849,065
Goodwill related to 2019 acquisition	—	6,973	6,973
Goodwill related to 2019 divestiture	—	(7,864)	(7,864)
Foreign translation impact	(531)	—	(531)
Impairment	(12,333)	—	(12,333)
Goodwill balance at December 31, 2019	$1,231,896	$603,414	$1,835,310

In accordance with ASC 350, the Company reviews goodwill and other indefinite-lived intangible assets for indicators of impairment on an annual basis, in addition to ad hoc reviews of goodwill if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount.
As of December 31, 2018, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$284,266	$180,914	$103,352	7 years
Subscriber relationships	659,515	486,518	172,997	7 years
Tradenames	134,048	84,617	49,431	8 years
Intellectual property	34,263	28,954	5,309	5 years
Domain names available for sale	30,981	9,554	21,427	Indefinite
Total December 31, 2018	$1,143,073	$790,557	$352,516

As of December 31, 2019, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$280,330	$207,844	$72,486	7 years
Subscriber relationships	659,837	529,276	130,561	7 years
Tradenames	134,046	94,982	39,064	8 years
Intellectual property	34,263	31,372	2,891	5 years
Domain names available for sale	18,160	18,160	—	Indefinite
Total December 31, 2019	$1,126,636	$881,634	$245,002

During the year ended December 31, 2018 there were no impairment charges of intangible assets. During the year ended December 31, 2019, the Company recorded an aggregate impairment charge of $25.2 million relating to premium domain name intangible assets acquired in 2014, consisting of an impairment charge of $17.9 million recognized in the three months ended June 30, 2019 and an impairment charge of $7.3 million in the three months ended December 31, 2019. Both of these impairment charges were recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss). The impairments resulted from recent market conditions that have adversely impacted cash flows from these assets, and these market conditions are expected to continue.
The estimated useful lives of the individual categories of other intangible assets are based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the period of time the assets are expected to contribute to future cash flows. The Company amortizes finite-lived intangible assets over the period in which the economic benefits are expected to be realized based upon their estimated projected cash flows.
The Company’s amortization expense is included in cost of revenue in the aggregate amounts of $140.4 million, $103.1 million, and $85.2 million for the years ended December 31, 2017, 2018 and 2019, respectively.

As of December 31, 2019, the expected future amortization of the other intangible assets, excluding indefinite life and in-process research and development intangibles, was approximately as follows:

Amount
Year Ending December 31,	(in thousands)
2020	$71,321
2021	61,322
2022	37,699
2023	18,178
2024	13,935
Thereafter	42,547
Total	$245,002

9. Investments
As of December 31, 2018 and 2019, the Company’s carrying value of investments in privately-held companies was $15.0 million and $15.0 million, respectively.
In May 2014, the Company made a strategic investment of $15.0 million in Automattic, Inc. (“Automattic”), which provides content management systems associated with WordPress. The investment represents less than 5.0% of the outstanding shares of Automattic. The investment is accounted for using the measurement alternative under ASU 2016-01 as fair value is not readily available.
On March 3, 2016, the Company purchased a $0.6 million convertible promissory note from a business that provides web and mobile money management solutions, with the potential for subsequent purchases of additional convertible notes. During the year ended December 31, 2017, the Company recognized an impairment expense of $0.6 million in other expense in the consolidated statement of operations and comprehensive income (loss), as the carrying amount of the investment was deemed unrecoverable. This impairment was recognized in the Company's web presence segment.
On April 8, 2016, the Company made an investment of $5.0 million for a 33.0% equity interest in Fortifico Limited, a company providing a billing, customer relationship management (CRM), and affiliate management solution to small and mid-sized businesses. During the year ended December 31, 2016, the Company incurred a charge of $4.7 million to impair the Company's 33% equity interest in Fortifico Limited, after determining that there were diminishing projected future cash flows on this investment.
Investments in which the Company’s interest is less than 20.0% and which are not classified as available-for-sale securities are carried at the lower of cost or net realizable value unless it is determined that the Company exercises significant influence over the investee company, in which case the equity method of accounting is used. For those investments in which the Company’s voting interest is between 20.0% and 50.0%, the equity method of accounting is used. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company, as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee. These adjustments are reflected in equity (income) loss of unconsolidated entities, net of tax in the Company’s consolidated statements of operations and comprehensive income (loss). The Company recognized net profit of $0.1 million and net loss of $0.3 million for the years ended December 31, 2017 and 2018, respectively. The Company recorded no charges related to its investments during the year ended December 31, 2019.
From time to time, the Company may make new and follow-on investments and may receive distributions from investee companies. As of December 31, 2019, the Company was not obligated to fund any follow-on investments in these investee companies.
As of December 31, 2019, the Company did not have an equity method investment in which the Company’s proportionate share exceeded 10% of the Company’s consolidated assets or income from continuing operations. As of December 31, 2019, the Company did not have an equity method investment in which the Company’s proportionate share of net losses exceeded 20% of net loss of the Company’s consolidated statement of operations and comprehensive income (loss).
10. Notes Payable
As of December 31, 2018 and 2019, notes payable, net of original issuance discounts (sometimes referred to as "OID") and deferred financing costs, consisted of the following:

	December 31, 2018	December 31, 2019
	(in thousands)
Term Loan	$1,470,085	$1,347,056
Notes	331,576	334,417
Revolving credit facilities	—	—
Total notes payable	1,801,661	1,681,473
Current portion of notes payable	31,606	31,606
Notes Payable—long term	$1,770,055	$1,649,867

First Lien Term Loan Facility
The first lien term loan (the "Term Loan") was issued at par and automatically bears interest at an alternate base rate unless the Company gives notice to opt for the LIBOR-based interest rate. The LIBOR-based interest rate for the Term Loan is 3.75% per annum plus the greater of an adjusted LIBOR or 1.00%. The alternate base rate for the Term Loan is 2.75% per annum plus the greatest of the prime rate, the federal funds effective rate plus 0.50%, an adjusted LIBOR for a one-month interest period plus 1.00%, and 2.00%.
The Term Loan has a maturity date of February 9, 2023 and requires quarterly mandatory repayments of principal. During the year ended December 31, 2019, the Company made four mandatory repayments of $7.9 million, three voluntary repayments of $17.1 million each, and one mandatory payment of $48.1 million (triggered by the sale of the SinglePlatform business during the fourth quarter), for a total repayment of $131.0 million.
Interest is payable on maturity of the elected interest period for a term loan with LIBOR-based interest rate, which interest period can be one, two, three or six months. Interest is payable at the end of each fiscal quarter for a term loan with an alternate base rate.
As of December 31, 2018 and 2019, the Term Loan had an outstanding balance of:

	December 31, 2018	December 31, 2019
	(in thousands)
Term Loan	$1,505,002	$1,374,022
Unamortized deferred financing costs	(18,556)	(14,331)
Unamortized original issue discount	(16,361)	(12,635)
Net Term Loan	1,470,085	1,347,056
Current portion of Term Loan	31,606	31,606
Term Loan—long term	$1,438,479	$1,315,450

Revolving Credit Facility
The Company has a revolving credit facility (the "Revolver"), which has an aggregate available amount of $165.0 million. As of December 31, 2018 and 2019, the Company did not have any balances outstanding under the Revolver and the full amount of the facility was unused and available.
The Revolver consists of a non-extended tranche of approximately $58.8 million and an extended tranche of approximately $106.2 million. The non-extended tranche has a maturity date of February 9, 2021. The extended tranche has a maturity date of June 20, 2023, with a "springing" maturity date of November 10, 2022 if the Term Loan has not been repaid in full or otherwise extended to September 19, 2023 or later prior to November 10, 2022.
The Company has the ability to draw down against the Revolver using a LIBOR-based interest rate or an alternate based interest rate. The LIBOR-based interest rate for a non-extended revolving loan is 4.0% per annum (subject to a leverage-based step-down) and for an extended revolving loan is 3.25% per annum (subject to a leverage-based step-down), in each plus an adjusted LIBOR for a selected interest period. The alternate base rate for a non-extended revolving loan is 3.0% per annum (subject to a leverage-based step-down) and for an extended revolving loan is 2.25% per annum (subject to a leverage-based step down), in each case plus the greatest of the prime rate, the federal funds rate plus 0.50% and an adjusted LIBOR for a one-month interest period plus 1.00%. There is also a non-refundable commitment fee, equal to 0.50% per annum (subject to a leverage-based step-down) of the daily unused principal amount of the Revolver, which is payable in arrears on the last day of each fiscal quarter. Interest is payable on maturity of the elected interest period for a Revolver loan with a LIBOR-based interest rate, which interest period can be one, two, three or six months. Interest is payable at the end of each fiscal quarter for a Revolver loan with an alternate base rate.
Senior Notes
In connection with the acquisition of Constant Contact, Inc. ("Constant Contact") in February 2016, EIG Investors issued $350.0 million aggregate principal amount of Senior Notes (the “Senior Notes”) with a maturity date of February 1, 2024. The Senior Notes were issued at a price of 98.065% of par and bear interest at the rate of 10.875% per annum. The Senior Notes have been fully and unconditionally guaranteed, on a senior unsecured basis, by the Company and its subsidiaries that guarantee the Term Loan and the Revolver (including Constant Contact and certain of its subsidiaries). The Company has the right to redeem all or part of the Senior Notes at any time for a premium which is based on the applicable redemption date. As of December 31, 2018 and 2019, the Senior Notes had an outstanding balance of:

	December 31, 2018	December 31, 2019
	(in thousands)
Senior Notes	$350,000	$350,000
Unamortized deferred financing costs	(13,436)	(11,359)
Unamortized original issue discounts	(4,988)	(4,224)
Net Senior Notes	331,576	334,417
Current portion of Senior Notes	—	—
Senior Notes—long term	$331,576	$334,417

Interest on the Senior Notes is payable twice a year, on August 1 and February 1.
On January 30, 2017, the Company completed a registered exchange offer for the Senior Notes, as required under the registration rights agreement it entered into with the initial purchasers of the Senior Notes. All of the $350.0 million aggregate principal amount of the Senior Notes was validly tendered for exchange as part of this exchange offer.
Maturity of Notes Payable
The maturity of the notes payable as of December 31, 2019 is as follows:

Amounts
Maturity date as of December 31,	(in thousands)
2020	$31,606
2021	31,606
2022	31,606
2023	1,279,204
2024	350,000
Thereafter	—
Total	$1,724,022

Interest
The Company recorded $157.1 million, $149.5 million, and $144.7 million in interest expense for the years ended December 31, 2017, 2018 and 2019, respectively.
The following table provides a summary of loan interest rates incurred and interest expense for the years ended December 31, 2017, 2018 and 2019:

	For the Year Ended December 31,
	2017	2018	2019
	(dollars in thousands)
Interest rate—LIBOR	5.14%-6.68%	5.46%-6.44%	5.45%-6.44%
Interest rate—alternate base	*	*	*
Interest rate—Notes	10.875%	10.875%	10.875%
Non-refundable fee—unused facility	0.50%	0.50%	0.50%
Interest expense and service fees	$138,041	$136,094	$132,326
Loss on extinguishment of debt	992	331	—
Deferred financing costs immediately expensed	5,487	1,228	—
Amortization of deferred financing fees	7,316	6,454	7,179
Amortization of original issue discounts	3,860	4,305	4,490
Amortization of net present value of deferred consideration	632	373	163
Other interest expense	814	695	$518
Total interest expense	$157,142	$149,480	$144,676
* The Company did not have debt bearing interest based on the alternate base rate for the years ended December 31, 2018 and 2019.
The Company concluded that the refinancing of its then-outstanding term loan in June 2018 (the "2018 Refinancing") was primarily a debt modification of the existing term loan in accordance with ASC 470-50, Debt: Modifications and Extinguishments, with extinguishment relating only to one existing lender that did not participate in the 2018 Refinancing. As a result, during the second quarter of 2018, the Company capitalized $0.4 million of deferred financing costs related to new lenders participating in the Term Loan. These capitalized costs will be amortized over the remaining life of the loan using the effective interest method. Additionally, in the second quarter of 2018, the Company recorded a charge of $0.3 million, included in interest expense, to write off OID and deferred financing costs related to the refinanced debt for the lender not participating in the Term Loan. Lastly, the Company recorded a charge of $1.2 million during the second quarter of 2018, included in interest expense, for deferred financing costs incurred for the Term Loan that related to existing lenders that carried over from the refinanced debt.
Debt Covenants
The Term Loan and the Revolver (together, the "Senior Credit Facilities") require that the Company complies with a financial covenant to maintain a maximum ratio of consolidated senior secured net indebtedness to an adjusted consolidated EBITDA measure.
The Senior Credit Facilities also contain covenants that limit the Company's ability to, among other things, incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of capital stock; make other restricted payments; make certain investments; sell or transfer certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. These covenants are subject to a number of important limitations and exceptions.
Additionally, the Senior Credit Facilities require the Company to comply with certain negative covenants and specify certain events of default that could result in amounts becoming payable, in whole or in part, prior to their maturity dates.
With the exception of certain equity interests and other excluded assets under the terms of the Senior Credit Facilities, substantially all of the Company's assets are pledged as collateral for the obligations under the Senior Credit Facilities. The indenture with respect to the Notes contains covenants that limit the Company's ability to, among other things, incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of capital stock; make other restricted payments; make certain investments; sell or transfer certain assets; create liens on certain assets to secure debt; consolidate, merge sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. Upon a change of control as defined in the indenture, the Company must offer to repurchase the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, up to, but not including, the repurchase date. These covenants are subject to a number of important limitations and exceptions.
The indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
The Company was in compliance with all covenants at December 31, 2019.

11. Stockholders’ Equity
The Company’s restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock and up to 5,000,000 shares of preferred stock, each having a par value of $0.0001 per share. All holders of common stock are entitled to one vote per share. Upon the issuance of preferred stock, if any, the voting, dividend and liquidation rights of the holders of the common stock will be subject to and qualified by the rights of the holders of the preferred stock. Preferred stock may be issued from time to time in one or more series. The Company's board of directors has the authority to establish voting powers, designations, preferences and other special rights, including dividend rights and liquidation preferences, to the full extent permitted by law for each series of preferred stock that may be issued.
There were no shares of preferred stock issued or outstanding as of December 31, 2018 and 2019.
12. Stock-Based Compensation
The Company follows the provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, which requires employee stock-based payments to be accounted for under the fair value method. Under this method, the Company is required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods. The Company uses the straight-line amortization method for recognizing stock-based compensation expense.
The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards and units granted, the Company estimates the fair value of each restricted stock award and unit based on the closing trading price of its common stock on the date of grant.
The Company has two stock incentive plans, as described below.
2013 Stock Incentive Plan
The Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) of the Company became effective upon the closing of the Company's IPO. The 2013 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisers of the Company. Under the 2013 Plan, the Company may issue up to 38,000,000 shares of the Company’s common stock. At December 31, 2019, there were 12,959,690 shares available for grant under the 2013 Plan.
2011 Stock Incentive Plan
As of February 9, 2016, the effective date of the acquisition of Constant Contact, the Company assumed and converted certain outstanding equity awards granted by Constant Contact under the Constant Contact 2011 Stock Incentive Plan (the “2011 Plan”) prior to the effective date of the acquisition (the “Assumed Awards”) into corresponding equity awards with respect to shares of the Company’s common stock. In addition, the Company assumed certain shares of Constant Contact common stock, par value $0.01 per share, available for issuance under the 2011 Plan (the “Available Shares”), which are available for future issuance under the 2011 Plan in satisfaction of the vesting, exercise or other settlement of options and other equity awards that may be granted by the Company following the effective date of the acquisition of Constant Contact in reliance on the prior approval of the 2011 Plan by the stockholders of Constant Contact. The Assumed Awards were converted into 2,143,987 stock options and 2,202,846 restricted stock units with respect to the Company’s common stock and the Available Shares were converted into 10,000,000 shares of the Company’s common stock reserved for future awards under the 2011 Plan. At December 31, 2019, there were 8,835,205 shares available for grant under the 2011 Plan.
The Company calculated the fair value of the exchanged awards in accordance with the provisions of ASC 718 as of the acquisition date. The Company allocated the fair value of these awards between the pre-acquisition and post-acquisition stock-based compensation expense. The Company determined that the value of the awards under this plan was $22.3 million, of which $5.4 million was attributed to the pre-acquisition period and recognized as part of the purchase consideration for Constant Contact. The balance of $16.9 million has been attributed to the post-acquisition period, and is being recognized in the Company’s consolidated statements of operations and comprehensive income (loss) over the vesting period of the awards.
All Plans

The following table presents total stock-based compensation expense recorded in the consolidated statements of operations and comprehensive income (loss) for all awards granted under the Company’s 2013 Plan and the 2011 Plan:

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands)
Cost of revenue	$6,135	$3,823	$3,282
Sales and marketing	8,658	5,418	7,217
Engineering and development	6,090	4,495	4,908
General and administrative	39,118	15,328	20,285
Total stock-based compensation expense	$60,001	$29,064	$35,692

Under both plans combined, as of December 31, 2019, the Company has approximately $5.5 million of unrecognized stock-based compensation expense related to option awards that will be recognized over 1.6 years and approximately $45.3 million of unrecognized stock-based compensation expense related to restricted stock awards and units that will be recognized over approximately 1.9 years.
2013 Stock Incentive Plan
For stock options issued under the 2013 Plan, the fair value of each option is estimated on the date of grant, and upon the adoption of ASU 2016-09, the Company accounts for forfeitures as they are incurred. Unless otherwise approved by the Company’s board of directors, stock options typically vest over a three- or four-year period and the Company recognizes compensation expense on a straight-line basis over the requisite service period of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards and determine the related compensation expense. The weighted-average assumptions used to compute stock-based compensation expense for awards granted under the 2013 Plan during the years ended December 31, 2017, 2018 and 2019 are as follows:

	2017	2018	2019
Risk-free interest rate	2.2%	2.9%	2.6%
Expected volatility	50.5%	47.8%	44.6%
Expected life (in years)	6.25	6.00	6.00
Expected dividend yield	—	—	—

The risk-free interest rate assumption was based on the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company bases its estimate of expected volatility using blended volatility data from the Company's common stock and from comparable public companies in similar industries and markets because there is currently limited public history for the Company’s common stock, and therefore, a lack of market-based company-specific historical and implied volatility information. The weighted-average expected life for employee options reflects the application of the simplified method, which represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The simplified method has been used since the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to a limited history of stock option grants. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The following table provides a summary of the Company’s stock options as of December 31, 2019 and the stock option activity for all stock options granted under the 2013 Plan during the year ended December 31, 2019:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(3) (in thousands)
Outstanding at December 31, 2018	7,322,293	$11.62
Granted	1,215,789	$7.99
Exercised	—	$—
Forfeited	(201,365)	$8.04
Canceled	(3,060,038)	$12.23
Outstanding at December 31, 2019	5,276,679	$10.57	6.7	$—
Exercisable at December 31, 2019	3,688,733	$11.63	5.8	$—
Expected to vest after December 31, 2019(1)	1,587,946	$8.12	8.6	$—
Exercisable as of December 31, 2019 and expected to vest thereafter(2)	5,276,679	$10.57	6.6	$—

(1)	This represents the number of unvested options outstanding as of December 31, 2019 that are expected to vest in the future.

(2)	This represents the number of vested options as of December 31, 2019 plus the number of unvested options outstanding as of December 31, 2019 that are expected to vest in the future.

(3)
The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock on December 31, 2019 of $4.70 per share, or the date of exercise, as appropriate, and the exercise price of the underlying options.

Restricted stock awards granted under the 2013 Plan generally vest annually over a four-year period, unless otherwise determined by the Company’s board of directors. Performance-based restricted stock awards are earned based on the achievement of performance criteria established by the Company’s compensation committee and board of directors. The following table provides a summary of the Company’s restricted stock award activity for the 2013 Plan during the year ended December 31, 2019:

	Restricted Stock Awards	Weighted- Average Grant Date Fair Value
Non-vested at December 31, 2018	443,247	$11.67
Granted	—	$—
Vested	(246,757)	$12.57
Canceled	(36,973)	$9.87
Non-vested at December 31, 2019	159,517	$10.68

Restricted stock units granted under the 2013 Plan generally vest annually over a three-year period, unless otherwise determined by the Company’s board of directors. The following table provides a summary of the Company’s restricted stock unit activity for the 2013 Plan during the year ended December 31, 2019:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value
Non-vested at December 31, 2018	5,203,259	$7.69
Granted	7,426,877	$6.62
Vested	(2,126,221)	$7.70
Canceled	(1,498,806)	$7.12
Non-vested at December 31, 2019	9,005,109	$6.90

2015 Performance Based Award

During fiscal year 2015, the Company granted a performance-based restricted stock award to the Company's chief executive officer at that time, Hari Ravichandran, which provided for the opportunity to earn up to 3,693,754 shares of the Company's common stock (the "Award Shares") over a three-year period beginning July 1, 2015 and ending on June 30, 2018 (the "Performance Period"). Award Shares could be earned based on the Company achieving pre-established threshold, target and maximum performance metrics. This performance-based award was evaluated quarterly to determine the probability of its vesting and to determine the amount of stock-based compensation to be recognized.
In April 2017, the Company announced that its board of directors and Mr. Ravichandran adopted a transition plan. As a result of this transition, Mr. Ravichandran's employment with the Company ended during the fourth quarter of fiscal year 2017. Upon the end of his employment, in accordance with the terms of the award, Mr. Ravichandran received the Award Shares earned in the quarters completed prior to the separation, plus the number of Award Shares that would have been earned in the quarter in which the separation occurred, which amounted to an aggregate of 1,661,439 shares. The unearned 2,032,315 shares were forfeited. During the years ended December 31, 2015 and December 31, 2016, the Company recorded compensation expense of $5.9 million and $6.8 million, respectively, in connection with this award. The final compensation charges in connection with this award of $12.1 million were recorded during the year ended December 31, 2017.
2016 Performance Based Awards
On February 16, 2016, the compensation committee of the board of directors of the Company approved the grant of performance-based restricted stock awards to the Company’s chief financial officer (“CFO”), chief operating officer (“COO”) at that time, and chief administrative officer (“CAO”) at that time. Based on the Company's achievement of Constant Contact revenue, adjusted EBITDA and cash flow metrics, each executive earned the maximum number of shares subject to his or her award. The CFO earned 223,214 shares of the Company’s stock, the COO earned 260,416 shares of the Company’s stock, and the CAO earned 148,810 shares of the Company’s stock. These earned shares vested on March 31, 2017. During the fiscal year ended December 31, 2016, the Company recognized $4.1 million of stock-based compensation expense related to these performance-based awards. During the year ended December 31, 2017, the Company recognized $1.2 million of stock-based compensation expense related to these performance-based awards.
New CEO Award
On August 11, 2017, the Company and Jeffrey H. Fox entered into an employment agreement (the "Employment Agreement") appointing Mr. Fox as the Company's president and chief executive officer effective upon his employment start date (the "Effective Date") of August 22, 2017. The Employment Agreement provides for Mr. Fox to receive, on the Effective Date, an equity award under the 2013 Plan with a total value of $10,375,000 as of August 11, 2017, split between and award of 1,032,500 restricted stock units (the "RSU Award") and an option to purchase 612,419 shares of the Company's common stock (the "Stock Option Grant").
282,500 of the restricted stock units subject to the RSU Award vested immediately on the Effective Date, but are subject to a requirement that Mr. Fox hold the shares underlying such restricted stock units until the earlier of the third anniversary of the Effective Date, his death or disability (as defined in the Employment Agreement) or a change in control of the company (as defined in the Employment Agreement). The Company recorded a charge of $2.2 million for these immediately vested shares during the year ended December 31, 2017. The remaining 750,000 restricted stock units subject to the RSU Award will vest over a three-year period, with 250,000 of such restricted stock units vesting annually on the anniversary of the Effective Date. The Stock Option Grant will vest over a three-year period, with one-third of the total number of shares subject to the Stock Option Grant vesting on the first anniversary of the Effective Date and the remainder vesting in equally monthly installments thereafter.
2011 Stock Incentive Plan
For stock options issued under the 2011 Plan, the fair value of each option is estimated on the date of grant. Unless otherwise approved by the Company’s board of directors, stock options typically vest over a three- or a four years period and the Company recognizes compensation expense on a straight-line basis over the requisite service period of the award. The Company uses the Black-Scholes option simplified pricing model to estimate the fair value of stock option awards and determine the related compensation expense. There were no stock options granted under the 2011 Plan for the years ended December 31, 2018 and 2019.
The following table provides a summary of the Company’s stock options as of December 31, 2019 and the stock option activity for all stock options granted under the 2011 Plan during the year ended December 31, 2019:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(3) (in thousands)
Outstanding at December 31, 2018	715,104	$9.00
Granted	—	$—
Exercised	(6,793)	$4.81
Forfeited	(27,281)	$9.53
Canceled	(147,483)	$9.75
Outstanding at December 31, 2019	533,547	$8.83	2.0	$19
Exercisable at December 31, 2019	512,265	$8.79	1.9	$19
Expected to vest after December 31, 2019(1)	21,282	$9.71	3.6	$—
Exercisable as of December 31, 2019 and expected to vest thereafter(2)	533,547	$8.83	2.0	$19

(1)	This represents the number of unvested options outstanding as of December 31, 2019 that are expected to vest in the future.

(2)	This represents the number of vested options as of December 31, 2019 plus the number of unvested options outstanding as of December 31, 2019 that are expected to vest in the future.

(3)
The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock on December 31, 2019 of $4.70 per share, or the date of exercise, as appropriate, and the exercise price of the underlying options.

Unless otherwise determined by the Company’s board of directors, restricted stock units granted under the 2011 Plan generally vest annually over a three or four-year period. The following table provides a summary of the Company’s restricted stock unit activity for the 2011 Plan during the year ended December 31, 2019:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value
Non-vested at December 31, 2018	868,026	$8.26
Granted	—	$—
Vested	(435,919)	$8.20
Canceled	(111,965)	$8.26
Non-vested at December 31, 2019	320,142	$8.35

2016 Award Obligations
For the year ended December 31, 2016, stock-based compensation expense included $0.7 million of equity award obligations pursuant to which the Company agreed to issue shares of common stock upon the achievement of certain conditions, of which $0.3 million was recorded in sales and marketing expense, $0.1 million was recorded in engineering and development expense, and $0.3 million was recorded in general and administrative expense within the consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2016. This amount was included in accrued expenses at December 31, 2017, and would be reclassified against additional paid in capital upon issuance of the shares. During the year ended December 31, 2017, the Company incurred stock-based compensation expense of $1.2 million relating to these 2016 award obligations, all of which was recorded in sales and marketing expense within the consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2017. All of the shares issued pursuant to the 2016 equity award obligations were issued during the year ended December 31, 2017 and were reclassified against additional paid in capital at that time.
13. Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss, net of tax were as follows:

	Foreign Currency Translation Adjustments	Unrealized Losses on Cash Flow Hedges	Total
	(in thousands)
Balance at December 31, 2017	$696	$(1,237)	$(541)
Other comprehensive loss	(2,233)	(437)	(2,670)
Balance at December 31, 2018	(1,537)	(1,674)	(3,211)
Other comprehensive loss	(598)	(279)	(877)
Balance at December 31, 2019	$(2,135)	$(1,953)	$(4,088)

14. Revenue
During the year ended December 31, 2019, the Company recognized $1,113.3 million of revenue, the majority of which was derived from contracts with customers.
During the year ended December 31, 2019, the Company did not incur any impairment losses on any receivables or contract assets arising from the Company’s contracts with customers.
During the year ended December 31, 2019, the Company did not incur any credit losses on any receivables or contract assets arising from the Company’s contracts with customers.
In accordance with ASC 606, the Company disaggregates revenue from contracts with customers based on the timing of revenue recognition. The Company determined that disaggregating revenue into these categories depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. As discussed in Note 21, Segment Information, the Company business consists of the web presence and digital marketing segments. The following table presents disaggregated revenues by category for the years ended December 31, 2018 and 2019:

	Year Ended December 31, 2018
	Web presence	Digital marketing	Total
	(in thousands)
Subscription-based revenue
Direct revenue from subscriptions	$613,599	$404,533	$1,018,132
Professional services	13,815	1,373	15,188
Reseller revenue	73,341	3,537	76,878
Total subscription-based revenue	$700,755	$409,443	$1,110,198

Non-subscription-based revenue
MDF	$8,631	$609	$9,240
Premium domains	20,109	—	20,109
Domain parking and monetization	5,744	—	5,744
Total non-subscription-based revenue	$34,484	$609	$35,093

Total revenue	$735,239	$410,052	$1,145,291

	Year Ended December 31, 2019
	Web presence	Digital marketing	Total
	(in thousands)
Subscription-based revenue
Direct revenue from subscriptions	$588,963	$404,722	$993,685
Professional services	12,578	1,611	14,189
Reseller revenue	70,196	3,685	73,881
Total subscription-based revenue	$671,737	$410,018	$1,081,755

Non-subscription-based revenue
MDF	$7,870	$654	$8,524
Premium domains	17,566	—	17,566
Domain parking and monetization	5,433	—	5,433
Total non-subscription-based revenue	$30,869	$654	$31,523

Total revenue	$702,606	$410,672	$1,113,278
Subscription-based revenue is primarily recognized over time, when the services are performed, except for third party products for which the Company acts as an agent. Revenue from third party products for which the Company acts as an agent is recognized at a point in time, when the revenue is earned.
Revenue, classified by the major geographic areas in which the Company’s customers are located, was as follows for the years ended December 31, 2018 and 2019:

	Year Ended December 31, 2018
	Web presence	Digital marketing	Total
	(in thousands)
Domestic	$456,890	$376,974	$833,864
International	278,349	33,078	311,427
Total	$735,239	$410,052	$1,145,291

	Year Ended December 31, 2019
	Web presence	Digital marketing	Total
	(in thousands)
Domestic	$433,354	$379,516	$812,870
International	269,252	31,156	300,408
Total	$702,606	$410,672	$1,113,278

15. Redeemable Non-Controlling Interest
On January 6, 2016, the Company acquired a controlling interest in WZ UK. In connection with this acquisition, the Company recorded redeemable NCI of $10.8 million. In accordance with ASC 480-10-S99, Accounting for Redeemable Equity Securities, the difference between the $10.8 million fair value of the redeemable NCI and the $30 million value that was expected to be paid upon exercise of the put option was being accreted over the option period. Adjustments to the carrying amount of the redeemable non-controlling interest were charged to additional paid-in capital.
Throughout the balance of fiscal year 2016, the Company acquired additional equity interests in WZ UK for an aggregate price of $33.4 million, which increased the Company's ownership from 57.5% to 86.4%. As part of the agreement to acquire these additional interests, the Company agreed to acquire the remaining 13.6% of WZ UK for $25.0 million, under certain circumstances. Based on the Company's fair value measurement of the NCI using market multiples and discounted cash flows, the Company determined that the estimated fair value of the non-controlling interest was below the expected redemption amount of $25.0 million, which resulted in $14.2 million of excess accretion that reduced income available to common shareholders for the period starting on the date of the restructuring through the redemption date of July 1, 2017. The Company recognized excess accretion of $6.8 million and $7.2 million during the years ended December 31, 2016 and 2017, respectively, which is reflected in net loss attributable to accretion of non-controlling interest in the Company’s consolidated statements of operations and comprehensive income (loss). On July 7, 2017, the Company redeemed the remaining redeemable non-controlling interest for $25.0 million.
16. Income Taxes
The following table presents domestic and foreign components of (loss) income before income taxes for the periods presented:

	Year Ended December 31,
	2017	2018	2019
	(in thousands)
United States	$(117,715)	$(52,029)	$2,773
Foreign	540	50,584	2,759
Total (loss) income before income taxes	$(117,175)	$(1,445)	$5,532

The components of the (benefit) provision for income taxes consisted of the following:

	Year Ended December 31,
	2017	2018	2019
Current:	(in thousands)
U.S. federal	$319	$(4,000)	$1,409
State	2,610	2,772	2,776
Foreign	2,597	5,420	3,025
Total current provision	5,526	4,192	7,210
Deferred:
U.S. federal	(36,854)	(4,671)	10,505
State	(3,243)	236	(913)
Foreign	9,377	10,435	(1,848)
Change in valuation allowance	7,913	(16,438)	2,925
Total deferred (benefit) provision	(22,807)	(10,438)	10,669
Total (benefit) provision	$(17,281)	$(6,246)	$17,879

The income tax expense for the year ended December 31, 2019 was primarily attributable to a $10.6 million federal and state deferred tax expense, a foreign deferred tax expense of $0.1 million, a federal and state current income tax expense of $4.2 million, and foreign current tax expense of $3.0 million. This aggregate tax expense of $17.9 million includes $1.4 million of reserves provided for unrecognized tax benefits.
The income tax benefit for the year ended December 31, 2018 was primarily attributable to a $9.6 million federal and state deferred tax benefit, a foreign deferred tax benefit of $0.8 million, and a federal and state current income tax benefit of $1.3 million, offset by foreign current tax expense of $5.4 million. This aggregate tax benefit of $6.2 million includes $2.2 million of reserves provided for unrecognized tax benefits.
The income tax benefit for the year ended December 31, 2017 was primarily attributable to a federal and state deferred tax benefit of $21.8 million (which includes a $16.9 million tax benefit pertaining to the federal tax rate change as a result of the Tax Cut and Jobs Act of 2017 and the identification and recognition of $1.2 million of U.S. federal and state tax credits) and a foreign deferred tax benefit of $1.0 million, offset by a provision for federal and state current income taxes of $2.9 million and foreign current tax expense of $2.6 million. This aggregate tax benefit of $17.3 million includes $1.1 million of reserves provided for unrecognized tax benefits.
The following table presents a reconciliation of the Company's income tax (benefit) expense based on statutory income tax rates and the actual income tax (benefit) expense, for the periods presented:

	Year Ended December 31,
	2017	2018	2019
	(in thousands)
U.S. federal taxes at statutory rate	$(40,973)	$(303)	$582
State income taxes, net of federal benefit	(749)	265	1,981
Non-deductible stock-based compensation	9,265	3,906	8,358
Goodwill related	—	—	4,242
Non-deductible transaction costs	—	1,538	—
Non-taxable loss on redemption of equity interest	—	9,230	—
Credits	(1,247)	(5,659)	(4,484)
Foreign rate differential	(1,404)	369	(484)
Change in valuation allowance—U.S.	18,777	(5,199)	985
Change in valuation allowance—foreign	(10,864)	(11,239)	1,940
Rate change	(8,809)	694	30
Foreign attribute - write-off	9,261	—	—
Uncertain tax positions	1,129	2,195	1,367
Permanent differences and other	8,333	(2,043)	3,362
Total (benefit) expense	$(17,281)	$(6,246)	$17,879

The (benefit) expense for income taxes shown on the consolidated statements of operations and other comprehensive income (loss) differs considerably from amounts that would result from applying the statutory tax rates to income before taxes primarily because of U.S. net operating losses historically incurred, which offset federal income taxes, but do not fully offset state or foreign income taxes. In addition, acquisitions and the recent changes in U.S. tax law that limit the deductibility of interest expenses have impacted the calculation of deferred tax liabilities and created variability in deferred income tax benefit from period to period. Lastly, the Company provides a valuation allowance against most of its deferred tax assets, which prevents recognition of certain deferred tax assets and results in further variability in deferred income tax benefit from period to period.
The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	As of December 31,
	2018	2019
	(in thousands)
Deferred income tax assets:
Net operating loss carry-forward	$39,765	$15,806
Credit carry-forward	33,526	37,373
Interest expense limitation carry-forward	14,711	28,131
Deferred compensation	179	134
Deferred revenue	3,752	—
Other reserves	2,549	—
Stock-based compensation	11,673	7,891
Operating lease	—	23,812
Other, net	977	—
Total deferred income tax assets	107,132	113,147
Deferred income tax liabilities:
Purchased intangible assets	(29,855)	(11,049)
Goodwill	(35,400)	(43,075)
Property and equipment	(11,183)	(12,000)
Operating lease	—	(21,729)
Deferred revenue	—	(553)
Other reserves	—	(736)
Other	—	(962)
Total deferred income tax liabilities	(76,438)	(90,104)
Valuation allowance	(47,151)	(50,076)
Net deferred income tax liabilities	$(16,457)	$(27,033)

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity. Evidence the Company considered included:

•	Net Operating Losses ("NOL") incurred from the Company's inception to December 31, 2019

•	Expiration of various federal and state tax attributes

•	Reversals of existing temporary differences

•	Composition and cumulative amounts of existing temporary differences, and

•	Forecasted profit before tax
The Company assessed its ability to realize its U.S. deferred tax assets as of December 31, 2019 and determined that it was more likely than not that the Company would not realize $44.1 million of net deferred tax assets. The Company assessed its ability to realize its foreign deferred tax assets as of December 31, 2019 and determined that it was more likely than not that the Company would not realize $6.0 million of net deferred tax assets, of which $3.5 million is in the Netherlands, $1.5 million in Brazil, and $1.0 million in various other foreign jurisdictions.
As of December 31, 2019, the Company recorded the following tax attributes available to be carried forward:

Jurisdiction	Amount	Year Loss Carry-forwards Expire
	(in millions)
Domestic
Federal	$26.9	2037
State	78.0	various dates through 2039
Foreign
China	0.9	2021
Brazil	4.4	indefinite
Netherlands	12.4	2022
India	0.6	2022
Singapore	0.4	indefinite
Total NOL carry-forwards	$123.6

Domestic
Federal	$25.2	2034
State	15.5	various dates
Total tax credit carry-forwards	$40.7

Total tax attributes available	$164.3

Due to provisions of the Tax Cuts and Jobs Act of 2017, the Company has a carry-forward of disallowed interest expense of $114.9 million, which has an indefinite carry-forward period.
Utilization of the NOL carry-forwards may be subject to an annual limitation due to the ownership percentage change limitations under Section 382 of the Internal Revenue Code (“Section 382 limitation”). Ownership changes can limit the amount of net operating loss and other tax attributes that a company can use each year to offset future taxable income and taxes payable. In connection with a change in control in 2011, the Company was subject to Section 382 annual limitation of $77.1 million, which was in excess of the actual NOLs available. Therefore, these NOLs were not impacted by this limitation. The Company performed additional Section 382 analysis following its IPO during the year ended December 31, 2013, and after additional offerings of its common stock during the years ended December 31, 2014 and 2015, and determined that no additional Section 382 limitations applied. The acquisition of Constant Contact during the year ended December 31, 2016 was considered a change of control under Section 382 for Constant Contact, however, the amount of the limitation exceeded the amount of NOLs and other tax attributes available at the time of the acquisition, therefore, these NOLs and tax attributes were not adversely impacted by these limitations. As a result, all unused NOL carry-forwards at December 31, 2019 are available for future use to offset taxable income.
The Company recognizes, in its consolidated financial statements, the effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company has unrecognized tax benefits for uncertain tax positions of $4.4 million and $4.7 million at December 31, 2018 and 2019, respectively, that would affect its effective tax rate. The Company records interest related to unrecognized tax benefits in interest expense and penalties in operating expense. The Company recognized $0.1 million, $0.4 million and $0.5 million in interest and penalties related to unrecognized tax benefits during the years ended December 31, 2017, 2018 and 2019, respectively.
The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.
The following table presents a reconciliation of the total amounts of unrecognized tax benefits:

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands)
Unrecognized tax benefits at the beginning of the year	$—	$1,129	$4,381
Additions for tax positions of prior years	734	887	493
Reductions for tax positions of prior years	—	$—	(1,057)
Additions for tax positions of current year	395	2,365	881
Statute of limitation	—	—	(7)
Unrecognized tax benefits at the end of the year	$1,129	$4,381	$4,691

The Company conducts business globally and, as a result, its subsidiaries file income tax returns in U.S. federal and state jurisdictions and various foreign jurisdictions. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world, including such major jurisdictions as Brazil, India, the United Kingdom, the Netherlands and the United States.
In the normal course of business, the Company is subject to examination by tax authorities throughout the world. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is utilized. The Company's Constant Contact subsidiary was under an Internal Revenue Service audit in the United States for the periods ended December 31, 2015 and February 9, 2016 (short period), which is now concluded. The adjustments resulting from the audit were immaterial. Several of the Company's U.S. subsidiaries are under income tax examinations in various states for tax years 2011 to 2018. Certain of its subsidiaries are under tax audits in India for fiscal years ended March 31, 2015, 2016, 2017 and 2018, and one of its Israel subsidiaries is under audit for the fiscal years ended December 31, 2012, 2013, 2014, 2015, 2016 and 2017. At this time, the Company does not expect material changes as a result of the audits.
The statute of limitations in the Company’s other tax jurisdictions, in the United Kingdom and Brazil, remains open for various periods between 2014 and the present. However, carry-forward attributes from prior years may still be adjusted upon examination by tax authorities if they are used in an open period.
Tax Cuts and Jobs Act
On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changed the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%, a limitation on the deductibility of interest expenses, a move from a worldwide tax system to a territorial system, as well as other changes. As a result of enactment of the legislation, the Company incurred an additional one-time income tax benefit on the re-measurement of certain deferred tax assets and liabilities in the amount of $16.9 million. The legislation also introduced substantial international tax reform that moves the U.S. toward a territorial system, in which income earned in other countries will generally not be subject to U.S. taxation. The accumulated foreign earnings of U.S. shareholders of certain foreign corporations will be subject to a one-time transition tax. Amounts held in cash or cash equivalents will be subject to a 15.5% tax, while amounts held in illiquid assets will be subject to an eight percent tax. Due to an accumulated deficit in the undistributed earnings of its foreign subsidiaries, the one-time transition tax will not apply to the Company.
Permanent Reinvestment of Foreign Earnings
As of December 31, 2019, the cumulative amount of undistributed earnings of the Company's foreign subsidiaries amounted to $14.8 million. The Company has not provided U.S. taxes on these undistributed earnings of its foreign subsidiaries that it considers indefinitely reinvested. This indefinite reinvestment determination is based on the future operational and capital requirements of the Company's domestic and foreign operations. The Company expects that the cash held by its foreign subsidiaries of $28.9 million will continue to be used for its foreign operations and therefore does not anticipate repatriating these funds.
Included within the Tax Cuts and Jobs Act of 2017 were changes to Subpart F rules and a requirement for taxation of the aggregate net unrepatriated foreign earnings accumulated before January 1, 2018. These changes did not impact the Company in 2017 and the Company does not expect the Subpart F changes to have a material impact in the future. Except for Subpart F income, the Company has not provided taxes for the remaining $14.8 million of undistributed earnings of its profitable foreign subsidiaries because the Company plans to keep these amounts permanently reinvested overseas except for instances where it can remit such earnings to the U.S. without an associated net tax cost. If the Company decides to repatriate the foreign earnings, it would need to adjust its income tax provision in the period it determines that the earnings will no longer be indefinitely invested outside the United States. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts.

17. Severance and Other Exit Costs
The Company evaluates its data center, sales and marketing, support and engineering operations and the general and administrative function on an ongoing basis in an effort to optimize its cost structure. As a result, the Company may incur charges for employee severance, exiting facilities and restructuring data center commitments and other related costs.
2019 Restructuring Plan
In January 2019, the Company announced plans to eliminate approximately 40 positions located primarily in the southwest United States, and further consolidate a Massachusetts facility, in order to streamline operations and create operational efficiencies (the "2019 Restructuring Plan"). During the year ended December 31, 2019, the Company incurred severance costs of $0.8 million and paid $0.8 million. The Company had a remaining accrued severance liability of $0.0 million at December 31, 2019 in connection with the 2019 Restructuring Plan. The Company completed severance charges related to the 2019 Restructuring Plan during the year ended December 31, 2019.
In connection with the 2019 Restructuring Plan, the Company reduced the amount of space leased for an office in Massachusetts. During the year ended December 31, 2019, the Company incurred facility exit costs of $1.4 million and made payments of $0.2 million. The Company had a remaining facility exit cost accrual of $1.2 million as of December 31, 2019 in connection with the 2019 Restructuring Plan.
2018 Restructuring Plan
In January 2018, the Company announced plans to eliminate approximately 71 positions, later increased to approximately 95 positions, primarily in the Asia Pacific region and to a lesser extent in the U.S., in order to streamline operations and create operational efficiencies (the "2018 Restructuring Plan"). During the year ended December 31, 2019, the Company incurred no additional severance costs and paid $0.2 million. The Company had no remaining accrued severance liability at December 31, 2019 in connection with the 2018 Restructuring Plan.
In connection with the 2018 Restructuring Plan, the Company closed offices in Ohio. During the year ended December 31, 2019, the Company recorded a reduction to facility charges of $0.2 million related to the adoption of ASC 842. The Company made payments of $0.1 million during the year ended December 31, 2019, and had a remaining accrued facility liability of $0.1 million as of December 31, 2019.
2017 Restructuring Plan
In January 2017, the Company announced plans to close certain offices as part of a plan to consolidate certain web presence customer support operations, resulting in severance costs. These severance charges were associated with the elimination of approximately 660 positions, primarily in customer support. Additionally, the Company implemented additional restructuring plans to create operational efficiencies and synergies related to the Constant Contact acquisition, which resulted in additional severance charges for the elimination of approximately 50 positions. For the year ended December 31, 2019, in connection with these plans (together, the “2017 Restructuring Plan”), the Company incurred no additional severance costs and paid $0.2 million. The Company had no remaining accrued severance liability as of December 31, 2019.
In connection with the 2017 Restructuring Plan, the Company closed offices in Orem, Utah and relocated certain employees to its Tempe, Arizona office. The Company completed facility charges related to the 2017 Restructuring Plan during the year ended December 31, 2018. There is no remaining facility liability as of December 31, 2019.
2016 Restructuring Plan
In connection with the Company’s acquisition of Constant Contact on February 9, 2016, the Company implemented a plan to create operational efficiencies and synergies resulting in severance costs and facility exit costs (the “2016 Restructuring Plan”).
The severance charges were associated with eliminating approximately 265 positions across the business. The Company incurred all employee-related charges associated with the 2016 Restructuring Plan during the year ended December 31, 2016 and all severance payments were complete at December 31, 2017. There is no severance accrual remaining as of December 31, 2019.
The 2016 Restructuring Plan included a plan to close offices in San Francisco, California, Delray Beach, Florida, New York, New York, United Kingdom, Porto Alegre, Brazil and Miami, Florida, and a plan to relocate certain employees to its Austin Office. The Company also closed a portion of the Constant Contact offices in Waltham, Massachusetts. During the year ended December 31, 2019, the Company recorded a reduction to facility charges of $0.2 million and a reduction of $1.3 million related to the adoption of ASC 842. The Company paid $1.5 million of facility costs related to the 2016 Restructuring Plan during the year ended December 31, 2019 and had a remaining accrued facility liability of $1.0 million as of December 31, 2019.

The Company expects to complete facility exit cost payments related to the 2016 Restructuring Plan during the year ended December 31, 2022.
The following table provides a summary of the aggregate activity for the year ended December 31, 2019 related to the Company’s combined severance accrual for the 2019, 2018, 2017 and 2016 Restructuring Plans (together, the "Restructuring Plans"):

Employee Severance
(in thousands)
Balance at December 31, 2018	$393
Severance charges	785
Cash paid	(1,134)
Balance at December 31, 2019	$44
The following table provides a summary of the aggregate activity for the year ended December 31, 2019 related to the Company’s combined Restructuring Plans facilities exit accrual:

Facilities
(in thousands)
Balance at December 31, 2018	$4,100
Facility charges	1,207
Adjustment for adoption of ASC 842	(1,417)
Sublease income	315
Cash paid	(1,836)
Balance at December 31, 2019	$2,369

The following table presents restructuring charges recorded in the consolidated statements of operations and comprehensive income (loss) for the periods presented:

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands)
Cost of revenue	$4,100	$1,385	$1,424
Sales and marketing	3,586	110	239
Engineering and development	1,469	348	445
General and administrative	6,655	1,525	(116)
Total restructuring charges	$15,810	$3,368	$1,992

18. Commitments and Contingencies
Total net rent expense incurred under non-cancellable operating leases for the years ended December 31, 2017, 2018 and 2019, were $22.1 million, $20.8 million and $20.4 million, respectively. Total sublease income for the years ended December 31, 2017, 2018 and 2019 was $0.5 million, $1.0 million and $1.4 million, respectively.
Contingencies
From time to time, the Company is involved in legal proceedings or subject to claims arising in the ordinary course of its business. The Company is not presently involved in any such legal proceeding or subject to any such claim that, in the opinion of its management, would have a material adverse effect on its business, operating results or financial condition. However, the results of such legal proceedings or claims cannot be predicted with certainty, and regardless of the outcome, can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.
As previously disclosed, the Company was named as a defendant in two shareholder litigation matters, which are discussed below.
Endurance

On May 4, 2015, Christopher Machado, a purported holder of the Company’s common stock, filed a civil action in the United States District Court for the District of Massachusetts against the Company and its former chief executive officer and former chief financial officer, captioned Machado v. Endurance International Group Holdings, Inc., et al., Civil Action No. 1:15-cv-11775-GAO. The plaintiff filed an amended complaint on December 8, 2015, a second amended complaint on March 18, 2016, and a third amended complaint on June 30, 2017. In the third amended complaint, plaintiffs Christopher Machado and Michael Rubin alleged claims for violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, as amended, on behalf of a purported class of purchasers of the Company’s securities between October 25, 2013 and December 16, 2015, including persons or entities who purchased or acquired the Company's shares pursuant or traceable to the registration statement and prospectus issued in connection with the Company's October 25, 2013 initial public offering. The plaintiffs challenged as false or misleading certain of the Company’s disclosures about the total number of subscribers, average revenue per subscriber, the number of customers paying over $500 per year for the Company’s products and services, and the average number of products sold per subscriber. The parties subsequently agreed to settle the matter on a class wide basis. On September 13, 2019, the court certified a settlement class and approved the settlement. The period in which a settlement class member could appeal that order lapsed without any class members filing an appeal, and the court's order is now final. The Company's contribution to the settlement pool was equal to the $5.8 million it reserved for this matter during the year ended December 31, 2018.
Constant Contact
On February 9, 2016, the Company acquired all of the outstanding shares of common stock of Constant Contact.
On August 7, 2015, a purported class action lawsuit, William McGee v. Constant Contact, Inc., et al., was filed in the United States District Court for the District of Massachusetts against Constant Contact and two of its former officers. An amended complaint, which named an additional former officer as a defendant, was filed December 19, 2016. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and is premised on allegedly false and/or misleading statements, and non-disclosure of material facts, regarding Constant Contact’s business, operations, prospects and performance during the proposed class period of October 23, 2014 to July 23, 2015. The parties mediated the claims on March 27, 2018, and as a result of that mediation reached an agreement in principle with the lead plaintiff to settle the action. The parties then negotiated the terms and conditions of a stipulation and agreement of settlement and related papers, which, among other things, provide for the release of all claims asserted against Constant Contact and its former officers. On May 18, 2018, the plaintiffs filed an unopposed motion seeking preliminary approval of the proposed settlement, certification of the proposed settlement class for settlement purposes only, and approval of notice to the settlement class. On November 26, 2019, the court entered an order preliminarily approving the settlement and scheduling a hearing for May 27, 2020 at which the court will determine whether the proposed settlement is fair, reasonable and adequate and whether the case should therefore be dismissed with prejudice. The Company's contribution to the settlement pool under the proposed settlement would be equal to the $1.5 million it reserved for this matter during the year ended December 31, 2018. The Company cannot make any assurances as to whether or when the McGee settlement will be approved by the court and the Company cannot assess the ultimate outcome of this matter or an estimate of any probable losses or any reasonably possible losses (other than the reserve specifically discussed above) at this time.
19. Employee Benefit Plans
The Company has a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”), which covers substantially all employees. Employees are eligible to participate in the 401(k) Plan beginning on the first day of the month following commencement of their employment. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,000 in 2019, and have the amount of the reduction contributed to the 401(k) Plan. Beginning January 1, 2013, the Company matched 100% of each participant’s annual contribution to the 401(k) plan up to 3% of the participant’s salary and then 50% of each participant’s contribution up to 2% of each participant’s salary. The match immediately vests 100%. Matching contributions by the Company to the 401(k) Plan related to the 2017, 2018, and 2019 plan years were approximately $6.3 million, $5.9 million, and $7.3 million respectively.
20. Related Party Transactions
The Company has various agreements in place with related parties. Below are details of related party transactions that occurred during the years ended December 31, 2017, 2018 and 2019.
Tregaron:
The Company has contracts with Tregaron India Holdings, LLC and its affiliates, including Diya Systems (Mangalore) Private Limited, Glowtouch Technologies Pvt. Ltd. and Touchweb Designs, LLC, (collectively, “Tregaron”), for outsourced services, including email- and chat-based customer and technical support, network monitoring, engineering and development support, web design and web building services, and an office space lease. As of December 31, 2017 and 2018, these entities were owned directly or indirectly by family members of the Company’s former chief executive officer, who was also a holder of more than 5.0% of the Company's capital stock during fiscal year 2017 and the majority of fiscal year 2018. During the last quarter of fiscal year 2018, the former chief executive officer divested shares of the Company's capital stock, reducing his ownership to under 5%. As a result, Tregaron is not a related party as of January 1, 2019 and, therefore, no related party transactions are reported with Tregaron for the year ended December 31, 2019.
The following table presents amounts of related party transactions recorded in the consolidated statements of operations and comprehensive income (loss) for years presented relating to services provided by Tregaron and its affiliates under these agreements for the periods in 2017 and 2018, during which Treragon was a related party:

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands)
Cost of revenue	$12,100	$14,255	$—
Sales and marketing	1,200	755	—
Engineering and development	1,300	1,260	—
General and administrative	200	115	—
Total related party transaction expense	$14,800	$16,385	$—

As of December 31, 2018, approximately $2.4 million was included in accounts payable and accrued expenses relating to services provided by Tregaron.
Innovative Business Services, LLC and SiteLock, LLC:
The Company also has an agreement with SiteLock, LLC ("SiteLock"), a subsidiary of Innovative Business Services, LLC, which provides multi-layered third-party security and website performance applications that are sold by the Company. During the year ended December 31, 2019, a director of the Company continued to hold a material financial interest in IBS.
The Company records revenue on the sale of SiteLock products on a net basis, since the Company views SiteLock as the primary obligor to deliver these services. As a result, the revenue share paid by the Company to SiteLock is recorded as contra-revenue. Further, SiteLock pays the Company a fee on sales made by SiteLock directly to customers of the Company. The Company records these fees as revenue.
The following table presents the amounts of related party transactions recorded in the consolidated statements of operations and comprehensive income (loss) for the periods presented relating to the Company's agreement with SiteLock:

	For the Year Ended December 31,
	2017	2018	2019
	(in thousands)
Revenue	$(4,250)	$(5,450)	$(5,220)
Revenue (contra)	7,850	7,965	6,410
Total related party transaction impact to revenue	$3,600	$2,515	$1,190
Cost of revenue	675	640	590
Total related party transaction expense, net	$4,275	$3,155	$1,780

As of December 31, 2018 and 2019, approximately $0.2 million and $0.0 million, respectively, was included in prepaid expenses and other current assets relating to the Company’s agreement with SiteLock.
As of December 31, 2018 and 2019, approximately $0.6 million and $0.4 million, respectively was included in accounts payable and accrued expenses relating to the Company’s agreement with SiteLock.
As of December 31, 2018 and 2019, approximately $0.9 million and $0.3 million, respectively, was included in accounts receivable relating to the Company’s agreement with SiteLock.
Goldman, Sachs & Co.:
Goldman Sachs Lending Partners LLC, a subsidiary of Goldman, was one of the joint bookrunners and joint lead arrangers for the refinancing of the Company's Term Loan in June 2018. In that capacity, Goldman Sachs Lending Partners LLC received an arrangement fee of $0.3 million and was reimbursed for an immaterial amount of expenses.

21. Segment Information
The Company previously reported its financial results in three reportable segments: web presence, email marketing, and domain. In conjunction with the process of simplifying the organization, the Company modified its internal reporting structure to reflect certain changes in its structure and leadership, and also changed the name of the email marketing segment to the "digital marketing" segment. This resulted in consolidation of the former domain segment into the web presence segment. Beginning with the three months ended March 31, 2020, the Company reports its financial results in two segments - web presence (including the former domain segment) and digital marketing, as follows:
Web Presence. The web presence segment consists primarily of the Company's web hosting brands, including Bluehost and HostGator, as well as its domain-focused brands such as Domain.com, ResellerClub and LogicBoxes. This segment includes web hosting, website security, website design tools and services, e-commerce products, domain names and domain privacy. It also includes the sale of domain management services to resellers and end users, as well as premium domain names, and generates advertising revenue from domain name parking.

Digital Marketing. The digital marketing segment consists of Constant Contact email marketing tools and related products. This segment also generates revenue from sales of the Company's Constant Contact-branded website builder tool and Ecomdash inventory management and marketplace listing solution, which was acquired in the third quarter of 2019. For most of 2019, the digital marketing segment also included the SinglePlatform digital storefront business, which was sold on December 5, 2019.
The Company measures profitability of these segments based on revenue, gross profit, and adjusted EBITDA. The Company's segments share certain resources, primarily related to sales and marketing, engineering and development, and general and administrative functions. Management allocates these costs to each respective segment based on a consistently applied methodology, primarily based on a percentage of revenue.
The CODM does not use asset information to allocate resources or make operating decisions.
The accounting policies of each segment are the same as those described in the summary of significant accounting policies. Refer to Note 2, Summary of Significant Accounting Policies, for further details. The following tables contain financial information for each reportable segment for the years ended December 31, 2017, 2018 and 2019:

	Year Ended December 31, 2017
	Web presence	Digital marketing	Total
	(in thousands)
Revenue	$775,617	$401,250	$1,176,867
Gross profit	317,996	254,941	572,937

Net loss	$(89,169)	$(10,615)	$(99,784)
Interest expense, net(1)	69,492	86,914	156,406
Income tax expense (benefit)	(22,433)	5,152	(17,281)
Depreciation	41,273	13,912	55,185
Amortization of other intangible assets	65,887	74,467	140,354
Stock-based compensation	53,067	6,934	60,001
Restructuring expenses	10,229	5,581	15,810
Transaction expenses and charges	—	773	773
Gain of unconsolidated entities(2)	(110)	—	(110)
Impairment of goodwill and other long-lived assets(3)	31,460	—	31,460
SEC investigations reserve	5,249	2,751	8,000
Shareholder litigations reserve	—	—	—
Adjusted EBITDA	$164,945	$185,869	$350,814

	Year Ended December 31, 2018
	Web presence	Digital marketing	Total
	(in thousands)
Revenue	$735,239	$410,052	$1,145,291
Gross profit	336,531	288,023	624,554

Net (loss) income	$(34,094)	$38,628	$4,534
Interest expense, net(1)	80,074	68,317	148,391
Income tax (benefit) expense	(6,361)	115	(6,246)
Depreciation	36,710	11,497	48,207
Amortization of other intangible assets	50,048	53,100	103,148
Stock-based compensation	19,426	9,638	29,064
Restructuring expenses	2,779	589	3,368
Transaction expenses and charges	—	—	—
Loss of unconsolidated entities(2)	267	—	267
Impairment of goodwill and other long-lived assets(3)	—	—	—
SEC investigations reserve	—	—	—
Shareholder litigation reserve	5,825	1,500	7,325
Adjusted EBITDA	$154,674	$183,384	$338,058

	Year Ended December 31, 2019
	Web presence	Digital marketing	Total
	(in thousands)
Revenue	$702,606	$410,672	$1,113,278
Gross profit	307,914	295,068	602,982

Net (loss) income	$(79,759)	$67,412	$(12,347)
Interest expense, net(1)	70,628	72,826	143,454
Income tax expense	11,279	6,600	17,879
Depreciation	35,924	9,027	44,951
Amortization of other intangible assets	39,307	45,876	85,183
Stock-based compensation	23,385	12,307	35,692
Restructuring expenses	785	1,207	1,992
Transaction expenses and charges	—	—	—
Gain on sale of business	—	(40,700)	(40,700)
Gain of unconsolidated entities(2)	—	—	—
Impairment of goodwill and other long-lived assets(3)	37,540	—	37,540
SEC investigations reserve	—	—	—
Shareholder litigation reserve	—	—	—
Adjusted EBITDA	$139,089	$174,555	$313,644

(1)
Interest expense includes impact of amortization of deferred financing costs, original issue discounts and interest income. For the years ended December 31, 2017 and 2018, it also includes $6.5 million and $1.2 million, respectively, of deferred financing costs and OID immediately expensed upon the 2017 and 2018 term loan refinancings.

(2)	The (gain) loss of unconsolidated entities is reported on a net basis for the years ended December 31, 2017 and 2018.

(3)
The impairment of goodwill and other long-lived assets for the year ended December 31, 2017 includes $13.8 million related to certain domain name intangible assets, $0.6 million to write off a debt investment in a privately held entity, $12.1 million related to impairment of goodwill associated with the web presence segment, and $4.9 million related to developed technology and customer relationships associated with the Directi acquisition. The impairment of goodwill and other long-lived assets for the year ended

December 31, 2019 includes $12.3 million of goodwill impairment relating to two non-strategic reporting units in the web presence segment and $25.2 million related to premium domain name intangible assets acquired in 2014, which was recorded in cost of revenue in the consolidated statements of comprehensive income (loss).
22. Geographic and Other Information
Revenue, classified by the major geographic areas in which the Company's customers are located, was as follows:

	Year Ended December 31,
	2017	2018	2019
	(in thousands)
United States	$845,305	$833,864	$812,870
International	331,562	311,427	300,408
Total	$1,176,867	$1,145,291	$1,113,278

The following table presents the amount of tangible long-lived assets by geographic area:

	Year Ended December 31,
	2018	2019
	(in thousands)
United States	$87,301	$80,967
International	4,974	4,958
Total	$92,275	$85,925

The Company’s revenue is generated primarily from products and services delivered on a subscription basis, which include web hosting, domains, website builders, search engine marketing, email marketing and other similar services. The Company also generates non-subscription revenue through domain monetization and marketing development funds. Non-subscription revenue decreased from $39.4 million, or 3% of total revenue, for the year ended December 31, 2017 to $35.1 million, or 3% of total revenue, for the year ended December 31, 2018, and decreased to $31.5 million, or 3% of total revenue for the year ended December 31, 2019. Substantially all of the Company's non-subscription revenue is included in its web presence segment.
No individual international country represented more than 10% of total revenue in any period presented. Furthermore, substantially all of the Company's tangible long-lived assets are located in the United States.
23. Quarterly Financial Data (unaudited)
The following table presents the Company’s unaudited quarterly financial data:

	For the three months ended
	March 31, 2018	June 30, 2018	Sept. 30, 2018	Dec. 31, 2018	March 31, 2019	June 30, 2019	Sept. 30, 2019	Dec. 31, 2019
	(in thousands, except per share data)
Revenue	$291,356	$287,770	$283,770	$282,395	$280,683	$278,204	$277,193	$277,198
Gross profit	157,450	157,024	154,825	155,255	156,829	138,617	156,438	151,098
Income from operations	31,402	37,775	42,618	35,151	35,154	16,655	38,729	58,448
Net (loss) income attributable to Endurance International Group Holdings, Inc.(1)	$(2,528)	$627	$(6,335)	$12,770	$(3,488)	$(26,228)	$7,816	$9,553
Basic net (loss) income per share attributable to Endurance International Group Holdings, Inc.	$(0.02)	$0.00	$(0.04)	$0.09	$(0.02)	$(0.18)	$0.05	$0.07
Diluted net (loss) income per share attributable to Endurance International Group Holdings, Inc.	$(0.02)	$0.00	$(0.04)	$0.09	$(0.02)	$(0.18)	$0.05	$0.07

During the three months ended June 30, 2019, the Company recognized an impairment charge of $17.9 million relating to the long-lived intangible assets of its premium domain business, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss).

During the three months ended December 31, 2019, the Company disposed of its SinglePlatform reporting unit for a net gain of $40.7 million, which was recorded as an operating expense in the consolidated statements of operations and other comprehensive income (loss). During the same quarter, the Company recognized an aggregate charge for goodwill impairment of $12.3 million, which related to two of its non-strategic reporting units and which was recorded as an operating expense in the consolidated statements of operations and comprehensive income (loss), and an impairment charge of $7.3 million relating to the long-lived intangible assets of its premium domain business, which was recorded in cost of revenue in the consolidated statements of operations and comprehensive income (loss).
24. Subsequent Events
The Company evaluated all subsequent events occurring through May [xx], 2020 to determine if any such events should be reflected in these consolidated financial statements. There were no material recognized subsequent events recorded in the December 31, 2019 consolidated financial statements.
A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and has spread globally. In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in infections worldwide.
The COVID-19 pandemic continues to evolve as of the date of these consolidated financial statements. As such, the extent of the pandemic’s impact on the Company's financial condition, liquidity, and future results of operations is uncertain. Management is continuing to execute its 2020 operating plan while actively monitoring the impact of COVID-19 on the Company, including its customers, industry, operations, suppliers, workforce and liquidity. The Company expects that its healthcare expenses may increase as a result of the COVID-19 pandemic. The Company also expects to see tax-related liquidity benefits from the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). The Company has not yet seen a material impact on its business due to the COVID-19 pandemic as of the date of these consolidated financial statements; however, given the daily evolution of the pandemic and the extensive and varied global responses to curb its spread, the Company is not able to predict the extent of the impact of the COVID-19 pandemic on its financial condition, results of operations or cash flows for fiscal year 2020.
25. Supplemental Guarantor Financial Information
In February 2016, EIG Investors Corp., a wholly-owned subsidiary of the Company (the “Issuer”), issued $350.0 million aggregate principal amount of its 10.875% Senior Notes due 2024 (refer to Note 10, Notes Payable, for further details), which it exchanged for new 10.875% Senior Notes due 2024 pursuant to a registration statement on Form S-4. The registered exchange offer for the Senior Notes was completed on January 30, 2017. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and the Issuer, and the following wholly-owned subsidiaries: The Endurance International Group, Inc., Bluehost Inc., FastDomain Inc., Domain Name Holding Company, Inc., Endurance International Group – West, Inc., HostGator.com LLC, A Small Orange, LLC, and Constant Contact, Inc.(collectively, the “Subsidiary Guarantors”), subject to certain customary guarantor release conditions. The Company’s other domestic subsidiaries and its foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) have not guaranteed the Senior Notes.
SinglePlatform, LLC ceased being a Subsidiary Guarantor on December 5, 2019 due to the Company's sale of the SinglePlatform business, including SinglePlatform, LLC. P.D.R Solutions (U.S.) LLC became a Subsidiary Guarantor on April 25, 2019. The condensed consolidated financial statements have been revised for all periods presented to reflect these changes.
The following tables present supplemental condensed consolidating balance sheet information of the Company (“Parent”), the Issuer, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of December 31, 2018 and December 31, 2019, and supplemental condensed consolidating results of operations and cash flow information for the years ended December 31, 2017, 2018 and 2019:

Condensed Consolidating Balance Sheets
December 31, 2018
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$21	$2	$62,495	$26,126	$—	$88,644
Restricted cash	—	—	1,932	—	—	1,932
Accounts receivable	—	—	11,219	986	—	12,205
Prepaid domain name registry fees	—	—	50,325	6,454	—	56,779
Prepaid commissions	—	—	40,804	654	—	41,458
Prepaid expenses & other current assets	—	422	31,425	3,243	—	35,090
Total current assets	21	424	198,200	37,463	—	236,108
Intercompany receivables, net	34,595	401,342	(323,200)	(112,737)	—	—
Property and equipment, net	—	—	79,091	13,184	—	92,275
Goodwill	—	—	1,695,451	153,614	—	1,849,065
Other intangible assets, net	—	—	351,920	596	—	352,516
Investment in subsidiaries	139,838	1,559,256	57,749	—	(1,756,843)	—
Prepaid commissions, net of current portion	—	—	41,746	726	—	42,472
Other assets	—	5,239	27,463	1,369	—	34,071
Total assets	$174,454	$1,966,261	$2,128,420	$94,215	$(1,756,843)	$2,606,507
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$—	$—	$12,015	$434	—	$12,449
Accrued expenses and other current liabilities	—	25,373	77,316	7,494	—	110,183
Deferred revenue	—	—	347,703	24,055	—	371,758
Current portion of notes payable	—	31,606	—	—	—	31,606
Current portion of financed equipment	—	—	8,379	—	—	8,379
Deferred consideration, short-term	—	—	2,425	—	—	2,425
Total current liabilities	—	56,979	447,838	31,983	—	536,800
Deferred revenue, long-term	—	—	91,615	4,525	—	96,140
Notes payable	—	1,770,055	—	—	—	1,770,055
Financed equipment—long term	—	—	—	—	—	—
Deferred consideration	—	—	1,364	—	—	1,364
Other long-term liabilities	—	(612)	28,349	(43)	—	27,694
Total liabilities	—	1,826,422	569,166	36,465	—	2,432,053
Equity	174,454	139,839	1,559,254	57,750	(1,756,843)	174,454
Total liabilities and equity	$174,454	$1,966,261	$2,128,420	$94,215	$(1,756,843)	$2,606,507

Condensed Consolidating Balance Sheets
December 31, 2019
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$195	$1	$80,642	$30,427	$—	$111,265
Restricted cash	—	—	1,732	—	—	1,732
Accounts receivable	—	—	8,762	1,462	—	10,224
Prepaid domain name registry fees	—	—	48,943	6,294	—	55,237
Prepaid commissions	—	—	37,910	525	—	38,435
Prepaid expenses & other current assets	—	90	26,847	3,756	—	30,693
Total current assets	195	91	204,836	42,464	—	247,586
Intercompany receivables, net	32,845	172,807	(87,398)	(118,254)	—	—
Property and equipment, net	—	—	72,751	13,174	—	85,925
Operating lease right-of-use assets	—	—	86,111	4,408	—	90,519
Goodwill	—	—	1,677,587	157,723	—	1,835,310
Other intangible assets, net	—	—	243,994	1,008	—	245,002
Investment in subsidiaries	163,934	1,693,565	61,023	—	(1,918,522)	—
Prepaid commissions, net of current portion	—	—	48,289	491	—	48,780
Other assets	—	1,784	27,215	1,965	—	30,964
Total assets	$196,974	$1,868,247	$2,334,408	$102,979	$(1,918,522)	$2,584,086
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$—	$—	$9,474	$580	$—	$10,054
Accrued expenses and other current liabilities	20	23,554	59,695	7,141	—	90,410
Deferred revenue	—	—	345,116	24,359	—	369,475
Operating lease liabilities—short term	—	—	18,513	2,680		21,193
Current portion of notes payable	—	31,606	—	—	—	31,606
Current portion of financed equipment	—	—	790	—	—	790
Deferred consideration, short-term	—	—	2,201	—	—	2,201
Total current liabilities	20	55,160	435,789	34,760	—	525,729
Deferred revenue, long-term	—	—	94,471	5,181	—	99,652
Operating lease liabilities—long term	—	—	76,166	1,985	—	78,151
Notes payable	—	1,649,867	—	—	—	1,649,867
Financed equipment—long term	—	—	—	—	—	—
Deferred consideration	—	—	—	—	—	—
Other long-term liabilities	—	(714)	34,417	30	—	33,733
Total liabilities	20	1,704,313	640,843	41,956	—	2,387,132
Equity	196,954	163,934	1,693,565	61,023	(1,918,522)	196,954
Total liabilities and equity	$196,974	$1,868,247	$2,334,408	$102,979	$(1,918,522)	$2,584,086

Condensed Consolidating Statements of Operations and Comprehensive Income (Loss)
Year Ended December 31, 2017
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,080,220	$107,385	$(10,738)	$1,176,867
Cost of revenue	—	—	540,965	72,425	(9,460)	603,930
Gross profit	—	—	539,255	34,960	(1,278)	572,937
Operating expense:
Sales and marketing	—	—	260,516	16,947	(3)	277,460
Engineering and development	—	—	66,113	12,659	—	78,772
General and administrative	—	207	159,251	5,142	(628)	163,972
Transaction expenses	—	—	773	—	—	773
Impairment of goodwill	—	—	12,129	—	—	12,129
Total operating expense	—	207	498,782	34,748	(631)	533,106
(Loss) income from operations	—	(207)	40,473	212	(647)	39,831
Total other expense (income)—net	—	156,144	1,336	(474)	—	157,006
(Loss) income before income taxes and equity earnings of unconsolidated entities	—	(156,351)	39,137	686	(647)	(117,175)
Income tax (benefit) expense	—	(57,504)	39,233	990	—	(17,281)
(Loss) income before equity earnings of unconsolidated entities	—	(98,847)	(96)	(304)	(647)	(99,894)
Net loss (income) attributable to non-controlling interest	106,661	7,814	194	(17)	(114,762)	(110)
Net (loss) income	$(106,661)	$(106,661)	$(290)	$(287)	$114,115	$(99,784)
Net loss attributable to non-controlling interest	—	—	7,524	—	—	7,524
Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(106,661)	$(106,661)	$(7,814)	$(287)	$114,115	$(107,308)
Comprehensive (loss) income:
Foreign currency translation adjustments	—	—	—	3,091	—	3,091
Unrealized gain on cash flow hedge		34	—	—	—	34
Total comprehensive (loss) income	$(106,661)	$(106,627)	$(7,814)	$2,804	$114,115	$(104,183)

Condensed Consolidating Statements of Operations and Comprehensive Income (Loss)
Year Ended December 31, 2018
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,094,463	$64,665	$(13,837)	$1,145,291
Cost of revenue	—	—	490,966	43,608	(13,837)	520,737
Gross profit	—	—	603,497	21,057	—	624,554
Operating expense:
Sales and marketing	—	—	255,272	10,152	—	265,424
Engineering and development	—	—	80,095	7,885	—	87,980
General and administrative	(12)	225	168,560	(44,569)	—	124,204
Transaction expenses	—	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—
Total operating expense	(12)	225	503,927	(26,532)	—	477,608
Income (loss) from operations	12	(225)	99,570	47,589	—	146,946
Total other expense (income)—net	—	148,411	506	(526)	—	148,391
Income (loss) before income taxes and equity earnings of unconsolidated entities	12	(148,636)	99,064	48,115	—	(1,445)
Income tax (benefit) expense	—	(35,381)	25,253	3,882	—	(6,246)
Income (loss) before equity earnings of unconsolidated entities	12	(113,255)	73,811	44,233	—	4,801
Net (income) loss attributable to non-controlling interest	(4,522)	(117,778)	(43,967)	16	166,518	267
Net income (loss)	$4,534	$4,523	$117,778	$44,217	$(166,518)	$4,534
Net income (loss) attributable to non-controlling interest	—	—	—	—	—	—
Net income (loss) attributable to Endurance International Group Holdings, Inc.	$4,534	$4,523	$117,778	$44,217	$(166,518)	$4,534
Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(2,233)	—	(2,233)
Unrealized loss on cash flow hedge		(437)	—	—	—	(437)
Total comprehensive income (loss)	$4,534	$4,086	$117,778	$41,984	$(166,518)	$1,864

Condensed Consolidating Statements of Operations and Comprehensive Income (Loss)
Year Ended December 31, 2019
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,064,510	$61,650	$(12,882)	$1,113,278
Cost of revenue	—	—	482,246	40,932	(12,882)	510,296
Gross profit	—	—	582,264	20,718	—	602,982
Operating expense:
Sales and marketing	—	—	245,817	12,202	—	258,019
Engineering and development	—	—	96,778	9,599	—	106,377
General and administrative	1,628	238	113,983	2,118	—	117,967
Gain on sale of business	—	—	(40,700)	—	—	(40,700)
Transaction expenses	—	—	—	—	—	—
Impairment of goodwill			12,333			12,333
Total operating expense	1,628	238	428,211	23,919	—	453,996
(Loss) income from operations	(1,628)	(238)	154,053	(3,201)	—	148,986
Total other expense (income)—net	—	144,034	(18)	(562)	—	143,454
(Loss) income before income taxes and equity earnings of unconsolidated entities	(1,628)	(144,272)	154,071	(2,639)	—	5,532
Income tax (benefit) expense	—	(34,336)	49,105	3,110	—	17,879
(Loss) income before equity earnings of unconsolidated entities	(1,628)	(109,936)	104,966	(5,749)	—	(12,347)
Equity loss (income) of unconsolidated entities, net of tax	10,719	(99,216)	5,750	—	82,747	—
Net (loss) income	$(12,347)	$(10,720)	$99,216	$(5,749)	$(82,747)	$(12,347)
Net loss attributable to non-controlling interest	—	—	—	—	—	—
Net (loss) income attributable to Endurance International Group Holdings, Inc.	$(12,347)	$(10,720)	$99,216	$(5,749)	$(82,747)	$(12,347)
Comprehensive (loss) income:
Foreign currency translation adjustments	—	—	—	(598)	—	(598)
Unrealized loss on cash flow hedge		(279)	—	—	—	(279)
Total comprehensive (loss) income	$(12,347)	$(10,999)	$99,216	$(6,347)	$(82,747)	$(13,224)

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2017
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$12	$(82,189)	$281,416	$2,034	$—	$201,273
Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	—	—	—	—
Purchases of property and equipment	—	—	(38,731)	(4,331)	—	(43,062)
Cash paid for minority investments	—	—	—	—	—	—
Proceeds from sale of property and equipment	—	—	—	—	—	—
Proceeds from note receivable	—	—	—	—	—	—
Proceeds from sale of assets	—	—	530	—	—	530
Purchases of intangible assets	—	—	(1,933)	(33)	—	(1,966)
Net cash used in investing activities	—	—	(40,134)	(4,364)	—	(44,498)
Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	1,693,007	—	—	—	1,693,007
Repayments of term loans	—	(1,797,634)	—	—	—	(1,797,634)
Payment of financing costs	—	(6,304)	—	—	—	(6,304)
Payment of deferred consideration	—	—	(4,550)	(883)	—	(5,433)
Payment of redeemable non-controlling interest liability	—	—	(25,000)	—	—	(25,000)
Principal payments on financed equipment	—	—	(7,390)	—	—	(7,390)
Proceeds from exercise of stock options	2,049	—	—	—	—	2,049
Capital investments from minority partner	—	—	—	—	—	—
Intercompany loans and investments	(1,972)	193,119	(188,367)	(2,780)	—	—
Net cash provided by (used in) financing activities	77	82,188	(225,307)	(3,663)	—	(146,705)
Net effect of exchange rate on cash and cash equivalents and restricted cash	—	—	—	2,150	—	2,150
Net increase (decrease) in cash and cash equivalents and restricted cash	89	(1)	15,975	(3,843)	—	12,220
Cash and cash equivalents and restricted cash:
Beginning of period	3	4	41,654	15,237	—	56,898
End of period	$92	$3	$57,629	$11,394	$—	$69,118

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2018
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$(103,123)	$246,188	$39,487	$—	$182,552
Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	—	—	—	—
Purchases of property and equipment	—	—	(45,694)	(186)	—	(45,880)
Cash paid for minority investments	—	—	—	—	—	—
Proceeds from sale of property and equipment	—	—	—	—	—	—
Proceeds from note receivable	—	—	—	—	—	—
Proceeds from sale of assets	—	—	6	—	—	6
Purchases of intangible assets	—	—	(8)	—	—	(8)
Net cash used in investing activities	—	—	(45,696)	(186)	—	(45,882)
Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	1,580,305	—	—	—	1,580,305
Repayments of term loans	—	(1,681,094)	—	—	—	(1,681,094)
Payment of financing costs	—	(1,580)	—	—	—	(1,580)
Payment of deferred consideration	—	—	(4,500)	—	—	(4,500)
Principal payments on financed equipment	—	—	(7,439)	—	—	(7,439)
Proceeds from exercise of stock options	887	—	—	—	—	887
Intercompany loans and investments	(958)	205,491	(181,755)	(22,778)	—	—
Net cash (used in) provided by financing activities	(71)	103,122	(193,694)	(22,778)	—	(113,421)
Net effect of exchange rate on cash and cash equivalents and restricted cash	—	—	—	(1,791)	—	(1,791)
Net (decrease) increase in cash and cash equivalents and restricted cash	(71)	(1)	6,798	14,732	—	21,458
Cash and cash equivalents and restricted cash:
Beginning of period	92	3	57,629	11,394	—	69,118
End of period	$21	$2	$64,427	$26,126	$—	$90,576

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2019
(in thousands)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(1,609)	$(97,558)	$261,442	$(302)	$—	$161,973
Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(8,875)	—	—	(8,875)
Purchases of property and equipment	—	—	(39,126)	—	—	(39,126)
Cash paid for minority investments	—	—	—	—	—	—
Proceeds from sale of property and equipment	—	—	—	—	—	—
Proceeds from note receivable	—	—	—	—	—	—
Proceeds from sale of assets	—	—	51,000	1	—	51,001
Purchases of intangible assets	—	—	—	—	—	—
Net cash provided by investing activities	—	—	2,999	1	—	3,000
Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	—	—	—	—	—
Repayments of term loans	—	(130,980)	—	—	—	(130,980)
Payment of financing costs	—	—	—	—	—	—
Payment of deferred consideration	—	—	(2,500)	—	—	(2,500)
Principal payments on financed equipment	—	—	(8,189)	—	—	(8,189)
Proceeds from exercise of stock options	31	—	—	—	—	31

Intercompany loans and investments	1,752	228,537	(235,805)	5,516	—	—
Net cash provided by (used in) financing activities	1,783	97,557	(246,494)	5,516	—	(141,638)
Net effect of exchange rate on cash and cash equivalents and restricted cash	—	—	—	(914)	—	(914)
Net increase (decrease) in cash and cash equivalents and restricted cash	174	(1)	17,947	4,301	—	22,421
Cash and cash equivalents and restricted cash:
Beginning of period	21	2	64,427	26,126	—	90,576
End of period	$195	$1	$82,374	$30,427	$—	$112,997

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not applicable.
Item 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
As of December 31, 2019, our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based upon that evaluation of our disclosure controls and procedures as of December 31, 2019, our chief executive officer and chief financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.
Management’s Annual Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as a process designed by, or under the supervision of our chief executive and chief financial officers and effected by our board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of our assets;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorization of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the polices or procedures may deteriorate.
Under the supervision and with the participation of our management, our chief executive officer and chief financial officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2019. In making this assessment, we used criteria set forth in the 2013 framework established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, management (including our Chief Executive Officer and Chief Financial Officer) has concluded that as of December 31, 2019, our internal control over financial reporting was effective.
The effectiveness of our internal control over financial reporting as of December 31, 2019 has been audited by BDO USA LLP, an independent registered public accounting firm, as stated in the following report:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Endurance International Group Holdings, Inc.
Burlington, Massachusetts

Opinion on Internal Control over Financial Reporting
We have audited Endurance International Group Holdings, Inc.’s (the “Company’s”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019 and our report dated February 14, 2020 (except for the matters discussed in Notes 2, 8, 14, 21, and 24 as to which the date is May 19, 2020) expressed an unqualified opinion thereon.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Annual Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/    BDO USA, LLP

Boston, Massachusetts
February 14, 2020

Changes in Internal Control over Financial Reporting
No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the fiscal quarter ended December 31, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.